AS FILED WITH THE SEC ON APRIL 28, 1997.               REGISTRATION NO. 33-37587

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-1

                         POST-EFFECTIVE AMENDMENT NO. 7

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                          PRUCO LIFE INSURANCE COMPANY
                           (Exact Name of Registrant)


                                     ARIZONA
         (State or other jurisdiction of incorporation or organization)


                                      6311
            (Primary Standard Industrial Classification Code Number)


                                    22-194455
                     (I.R.S. Employer Identification Number)


                        C/O PRUCO LIFE INSURANCE COMPANY
                              213 WASHINGTON STREET
                          NEWARK, NEW JERSEY 07102-2992
                                 (800) 445-4571
          (Address and telephone number of principal executive offices)

                                   ----------

                                THOMAS C. CASTANO
                               ASSISTANT SECRETARY
                          PRUCO LIFE INSURANCE COMPANY
                              213 WASHINGTON STREET
                          NEWARK, NEW JERSEY 07102-2992
                                 (800) 445-4571
           (Name, address, and telephone number of agent for service)


                                    Copy to:
                                JEFFREY C. MARTIN
                                 SHEA & GARDNER
                         1800 MASSACHUSETTS AVENUE, N.W.
                             WASHINGTON, D.C. 20036

================================================================================

                              CROSS REFERENCE SHEET

                            (AS REQUIRED BY FORM S-1)

                                   ----------

S-1 ITEM NUMBER AND CAPTION                         LOCATION
---------------------------                         --------
 1. Forepart of the Registration Statement
    and Outside Front Cover Page of Prospectus ...  Cover

 2. Inside Front and Outside Back Cover
    Pages of Prospectus ..........................  Inside Front Cover

 3. Summary Information, Risk Factors and
    Ratio of Earnings to Fixed Charges ...........  Cover; Charges, Fees, and Deductions

 4. Use of Proceeds ..............................  Investments by Pruco Life

 5. Determination of Offering Price ..............  Not applicable

 6. Dilution .....................................  Not applicable

 7. Selling Security Holders .....................  Not applicable

 8. Plan of Distribution .........................  Sale of the Contract and Sales Commissions

 9. Description of Securities to be Registered ...  Cover; Pruco Life Insurance Company;
                                                    Charges, Fees, and Deductions

10. Interests of Named Experts and Counsel .......  Not applicable

11. Information with Respect to the Registrant ...  The Company; Selected Financial Data;
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations; Litigation; Financial
                                                    Statements; State Regulation; Federal Tax
                                                    Status; Directors and Officers; Executive
                                                    Compensation

12. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities ..............................  Part II, Item 14

                                     PART I

                       INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS

MAY 1, 1997

PRUCO LIFE INSURANCE COMPANY

                            FUTURE VALUE ANNUITY(SM)

                               INDIVIDUAL DEFERRED

                                ANNUITY CONTRACTS

This prospectus describes the FUTURE VALUE ANNUITY(SM) Contract* (the "Contract"), an individual deferred annuity contract offered by Pruco Life Insurance Company ("Pruco Life"), a stock life insurance company that is a wholly-owned subsidiary of The Prudential Insurance Company of America ("Prudential"). As of May 1, 1995, these Contracts are no longer available for sale.

The Contract is purchased by making a single payment of at least $10,000. Subsequent purchase payments are not permitted; however, more than one Contract may be purchased by a Contract owner. These contracts are guaranteed only by Pruco Life, and are not guaranteed by Prudential. All of the assets of Pruco Life will be available to meet Pruco Life's obligations under this annuity.

Contract owners will select among various initial interest rate periods offered by Pruco Life. IF AMOUNTS ARE WITHDRAWN PRIOR TO THE EXPIRATION OF THE SELECTED INTEREST RATE PERIOD, THE CONTRACT VALUE MAY BE SUBJECT TO A SUBSTANTIAL WITHDRAWAL CHARGE AND/OR MARKET VALUE ADJUSTMENT, WHICH COULD RESULT IN RECEIPT OF LESS THAN THE ORIGINAL PURCHASE PAYMENT. WITHDRAWALS MAY BE SUBJECT TO TAX AND, UNDER CERTAIN CIRCUMSTANCES, A TAX PENALTY EQUAL TO 10% OF THAT PORTION OF THE AMOUNT WITHDRAWN WHICH IS INCLUDIBLE IN INCOME.

UPON A SUBSEQUENT GUARANTEED PERIOD, A NEW GUARANTEED INTEREST RATE WILL BE DECLARED BY PRUCO LIFE IN ITS DISCRETION. IT MAY BE HIGHER OR LOWER THAN THE PREVIOUS GUARANTEED INTEREST RATE.

                                   ----------

PLEASE READ THIS PROSPECTUS AND KEEP IT FOR FUTURE REFERENCE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          PRUCO LIFE INSURANCE COMPANY
                              213 Washington Street
                          Newark, New Jersey 07102-2992
                            Telephone: (800) 445-4571

*FUTURE VALUE ANNUITY is a service mark of Prudential.
MVA-1 Ed 5-97
Catalog #646676L

                               PROSPECTUS CONTENTS

                                                                                   PAGE
DEFINITIONS OF SPECIAL TERMS USED IN THIS PROSPECTUS .............................   1

BRIEF DESCRIPTION OF THE CONTRACT ................................................   2

DETAILED INFORMATION ABOUT THE CONTRACT ..........................................   3
  REQUIREMENTS FOR ISSUANCE OF THE CONTRACT ......................................   3
  SHORT-TERM CANCELLATION RIGHT OR  "FREE LOOK" ..................................   3
  INVESTMENTS BY PRUCO LIFE ......................................................   3
  INTEREST RATE PERIODS ..........................................................   3
  GUARANTEED INTEREST RATES ......................................................   3
  WITHDRAWALS ....................................................................   4
  DEATH BENEFIT ..................................................................   4

CHARGES, FEES, AND DEDUCTIONS ....................................................   4
  1. PREMIUM TAXES ...............................................................   4
  2. WITHDRAWAL CHARGE ...........................................................   5
  3. ADMINISTRATIVE CHARGE .......................................................   5
  4. MARKET-VALUE ADJUSTMENT .....................................................   6

FEDERAL TAX STATUS ...............................................................   6
  TAXES PAYABLE BY CONTRACT OWNERS UPON WITHDRAWALS FOR NON-QUALIFIED CONTRACTS ..   6
  TAXES PAYABLE UPON RECEIPT OF ANNUITY PAYMENTS FOR NON-QUALIFIED CONTRACTS .....   7
  WITHHOLDING ....................................................................   7
  CONTRACTS USED IN CONNECTION WITH TAX FAVORED PLANS ............................   8
  ERISA DISCLOSURE ...............................................................   8
  TAXES ON PRUCO LIFE ............................................................   8

EFFECTING AN ANNUITY .............................................................   8
  1. INSTALLMENTS FOR A FIXED PERIOD .............................................   9
  2. LIFE ANNUITY WITH 120 PAYMENTS CERTAIN ......................................   9
  3. INTEREST PAYMENT OPTION .....................................................   9
  4. OTHER ANNUITY OPTION ........................................................   9
  5. MINIMUM DISTRIBUTION OPTION .................................................  10
  LEGAL CONSIDERATIONS RELATING TO SEX-DISTINCT ANNUITY PURCHASE RATES ...........  10

THE COMPANY ......................................................................  10
  PRUCO LIFE INSURANCE COMPANY ...................................................  10

SELECTED FINANCIAL DATA ..........................................................  11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS ......................................................................  12

OTHER INFORMATION ................................................................  13
  REQUIRED DISTRIBUTIONS ON DEATH OF OWNER .......................................  13
  SALE OF THE CONTRACT AND SALES COMMISSIONS .....................................  13
  OWNERSHIP OF THE CONTRACT ......................................................  14
  STATE REGULATION ...............................................................  14
  EXPERTS ........................................................................  14
  LITIGATION .....................................................................  14
  ADDITIONAL INFORMATION .........................................................  15
  FINANCIAL STATEMENTS ...........................................................  15

DIRECTORS AND OFFICERS ...........................................................  16

EXECUTIVE COMPENSATION ...........................................................  17

MARKET-VALUE ADJUSTMENT FORMULA ..................................................  A1

CONSOLIDATED FINANCIAL STATEMENTS OF
  PRUCO LIFE INSURANCE COMPANY AND
  SUBSIDIARIES ...................................................................  B1

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO PERSON IS AUTHORIZED TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS.

The Registrant is required by the Securities Exchange Act of 1934 to file reports and provide other information to the Securities and Exchange Commission. All reports and information filed by the Registrant can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at certain of its regional offices:
Midwestern Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511; Northeastern Regional Office SEC, 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of the Registrant's filings can be obtained from the Public Reference Section of the Commission at prescribed rates.

                           REPORTS TO CONTRACT OWNERS

Once each Contract year, Contract owners will be sent an annual statement that provides certain information pertinent to their own Contract. These statements detail values and transactions made and specific Contract data that apply only to each particular Contract. On request, a Contract owner will be sent a current statement in a form similar to that of the annual statement but Pruco Life may limit the number of such requests or impose a reasonable charge if such requests are made too frequently.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

              DEFINITIONS OF SPECIAL TERMS USED IN THIS PROSPECTUS

ANNUITANT--The person or persons, designated by the Contract owner, upon whose life or lives monthly annuity payments are based after an annuity is effected.

ANNUITY CONTRACT--A contract designed to provide an annuitant with an income, which may be a lifetime income, beginning on the annuity date.

ANNUITY DATE--The date specified in the Contract when the annuity payments begin.

CASH VALUE--The Contract fund after any Market-Value Adjustment, minus any withdrawal charge.

CONTRACT ANNIVERSARY--The same day and month as the Contract date in each later year.

CONTRACT DATE--The date Pruco Life received the purchase payment for the Contract.

CONTRACT FUND--The amount of the invested purchase payment plus any interest less any administrative charges and less any withdrawals.

CONTRACT OWNER--The person who purchases a FUTURE VALUE ANNUITY Contract and makes the purchase payment. The owner will usually also be an annuitant, but need not be. The owner has all rights in the Contract before the annuity date.

CONTRACT YEAR--A year that starts on the Contract date or on a Contract anniversary.

GUARANTEED INTEREST RATE--The effective annual interest rate credited during the Interest Rate Period.

INTEREST RATE PERIOD--The period for which the Guaranteed Interest Rate is credited. The initial Interest Rate Period is selected by the Contract owner. Each subsequent Interest Rate, generally of the same duration as the Initial Interest Rate period, may also be selected by the Contract owner at the end of the initial and each subsequent Interest Rate Period. A subsequent Interest Rate Period resulting in an annuity date beyond 90 will not be permitted. If a subsequent Interest Rate Period is not selected, a 1 year duration will automatically apply.

MINIMUM GUARANTEED INTEREST RATE--The effective annual interest rate (3%) guaranteed to be credited during any Interest Rate Period.

                        BRIEF DESCRIPTION OF THE CONTRACT

Pruco Life Insurance Company ("Pruco Life"), a subsidiary of The Prudential Insurance Company of America ("Prudential"), is offering the FUTURE VALUE ANNUITY Contract (the "Contract"), an individual deferred annuity contract. The Contract may, but need not be, purchased in connection with tax favored plans. This prospectus describes the Contract. As of May 1, 1995, these Contracts are no longer available for sale.

Pruco Life guarantees stipulated rates of interest for stated periods of time on the Contract fund. The currently available initial Interest Rate Periods range from 2 years to 10 years. The quoted interest rates will be expressed as an effective annual yield. Interest is credited daily throughout the Interest Rate Period at a rate that will provide the guaranteed annual effective yield over the period of 1 year.

Subsequent Interest Rate Periods, generally of the same duration as the initial Interest Rate Periods, may be selected at the end of the initial and each subsequent Interest Rate Period. If a subsequent Interest Rate Period is not selected and if the annuitant is not yet 89 years old, a 1 year duration will automatically apply. Guaranteed Interest Rates will never be less than an annual effective rate of 3%. (See GUARANTEED INTEREST RATES, page 3.) However, each subsequent Guaranteed Interest Rate may be higher or lower than the previous Guaranteed Interest Rate. Pruco Life cannot predict future levels of Guaranteed Interest Rates above the contractually guaranteed rate of 3% nor guarantee what such rates will be until they are declared for each guaranteed term.

On the annuity date specified in the Contract, Pruco Life will begin to make a series of monthly payments to the annuitant based on the annuity option or options which the Contract owner has selected. (See EFFECTING AN ANNUITY, page 8.) However, if the Contract fund is not large enough to produce a monthly payment of $50, the Contract owner will be paid the value of the Contract fund in a single sum.

On any Contract subject to premium tax, the tax will be deducted, as provided under applicable law, from the purchase payment when received, or from the Contract fund at the time the annuity is effected. The deduction for taxes imposed on purchase payments will be lower, or not made at all, if total purchase payments meet certain minimum amounts. (See PREMIUM TAXES, page 4.)

Subject to certain restrictions, partial and total withdrawals from the Contract fund are permitted. Any such withdrawal may be subject to tax, and under certain circumstances may be subject to a tax penalty equal to 10% of that portion of the amount withdrawn which is includible in income. Moreover, withdrawals may be subject to a withdrawal charge and/or a Market-Value Adjustment. (See WITHDRAWAL CHARGE, page 5 and FEDERAL TAX STATUS, page 6.)

Except as described below, a withdrawal charge will be deducted from any partial or full withdrawal made before the end of the initial Interest Rate Period. (See WITHDRAWAL CHARGE, page 5.) The withdrawal charge will vary depending upon the Contract owner's initial Interest Rate Period and the Contract year of the withdrawal. If otherwise applicable, the withdrawal charge will be applied to withdrawals on the annuity date made to effect an annuity, unless the annuity option effected is a lifetime annuity or a period certain annuity with a duration of 10 years or more.

A full or partial withdrawal made other than at the end of an Interest Rate Period may be subject to a Market-Value Adjustment. The Market-Value Adjustment reflects the difference between the Guaranteed Interest Rate on the Contract and the Guaranteed Interest Rate Pruco Life offers as of the date of the withdrawal on similar contracts. (See MARKET-VALUE ADJUSTMENT, page A1, for the mechanics of this calculation.) If the Guaranteed Interest Rate Pruco Life is offering on the date a request for withdrawal is made is higher than the Guaranteed Interest Rate on the Contract, the Market-Value Adjustment will decrease the cash value of the Contract. If the Guaranteed Interest Rate Pruco Life is offering on the date a request for withdrawal is made is lower than the Guaranteed Interest Rate on the Contract, the Market-Value Adjustment will increase the cash value of the Contract. However, if the Guaranteed Interest Rate Pruco Life is offering on the date a request for withdrawal is made is the same as the Guaranteed Interest Rate on the Contract, the Market-Value Adjustment will neither increase nor decrease the cash value of the Contract. In any event, the maximum value of the Market-Value Adjustment, either positive or negative, is 40% of the Contract fund.

During the 1-month period beginning at the end of each Interest Rate Period, any withdrawals made will not be subject to a Market-Value Adjustment and will not be subject to a withdrawal charge.

The application of premium taxes, the Market-Value Adjustment, and the withdrawal charge may result in a cash value upon withdrawal that is less than the amount initially invested.

An administrative charge of up to $30 will be deducted from the Contract fund on any Contract anniversary, or upon a full withdrawal, when the value of the Contract fund is less than $10,000. There is no administrative charge assessed after annuitization.

The Contract also provides for a death benefit. See DEATH BENEFIT, page 4.

                     DETAILED INFORMATION ABOUT THE CONTRACT

REQUIREMENTS FOR ISSUANCE OF THE CONTRACT

As of May 1, 1995, these Contracts are no longer available for sale. The minimum purchase payment was $10,000. The Contract was generally issued on proposed annuitants below the age of 89. The Contract sets forth precisely the owner's rights and the Company's obligations. Subsequent purchase payments are not permitted. The Contract date is the date the purchase payment and required information was received in the Pruco Life Home Office.

SHORT-TERM CANCELLATION RIGHT OR "FREE LOOK"

Generally, a Contract may be returned for a refund within 10 days after it is received by the Contract owner. Some states allow a longer period of time during which a Contract may be returned for a refund. A refund can be requested by mailing or delivering the Contract to the representative who sold it or to the Pruco Life Home Office specified in the Contract. The Contract owner will then receive a refund of the purchase payment.

INVESTMENTS BY PRUCO LIFE

Assets of Pruco Life must be invested in accordance with requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

Contracts do not represent a unit ownership of assets belonging to this separate account. Owners of Contracts do not participate in the investment gain or loss from assets relating to such accounts. Such gain or loss is borne, in total, by Pruco Life. All benefits attributable to the Contract are Contract guarantees made by Pruco Life. All assets of Pruco Life will be available to meet the guarantees under the Contract.

INTEREST RATE PERIODS

Upon application, the Contract owner will select the duration of the initial Interest Rate Period. Pruco Life determines the effective guaranteed, annual interest rate (initial "Guaranteed Interest Rate") that the invested purchase payment will earn throughout the initial Interest Rate Period.

Unless a full withdrawal has been made (See WITHDRAWAL CHARGE, page 5), a subsequent Interest Rate Period, generally of the same duration as the initial Interest Rate Period, may be selected at the end of the initial and each subsequent Interest Rate Period. A subsequent Interest Rate Period resulting in an annuity date beyond age 90 will not be permitted. If a subsequent Interest Rate Period is not selected, a 1 year duration will automatically apply. The subsequent Guaranteed Interest Rate may be higher, lower or the same as the previous Guaranteed Interest Rate; however, the Minimum Guaranteed Interest Rate for any guaranteed period will be at least an effective annual rate of 3%.

GUARANTEED INTEREST RATES

At the time the Contract is purchased, the Contract owner will know his or her Guaranteed Interest Rate for the initial Interest Rate Period. Subsequent Guaranteed Interest Rates, which will be applicable to the subsequent Interest Rate Periods, will be determined periodically.

Interest will be added to the Contract fund daily at a rate that will provide the guaranteed effective yield over the period of 1 year. Thus, for Interest Rate Periods of 2 or more years, the Guaranteed Interest Rate will be compounded annually.

Factors such as regulatory and tax requirements, general economic trends, Pruco Life administrative expenses and sales commissions, and competitive factors may be taken into consideration when determining the Guaranteed Interest Rates. PRUCO LIFE RESERVES THE RIGHT TO DETERMINE THE GUARANTEED INTEREST RATES IT WILL PROVIDE. PRUCO LIFE CANNOT PREDICT NOR GUARANTEE FUTURE RATES BEYOND THE 3% MINIMUM GUARANTEED INTEREST RATE.

WITHDRAWALS

Subject to any restrictions on withdrawals contained in the tax favored plan under which the Contract owner is covered, the Contract owner may at any time before the annuity date make a withdrawal from the Contract fund of all or part of the cash value of the Contract. The cash value is the Contract fund after any Market-Value Adjustment (see MARKET-VALUE ADJUSTMENT, page 6), minus any withdrawal charge (see WITHDRAWAL CHARGE, page 5). During the 1-month period beginning at the end of each Interest Rate Period, the cash value will equal the Contract fund. However, Pruco Life's consent will be required for a partial withdrawal if the amount is less than $500 or if it would reduce the Contract fund to less than $10,000.

In addition, there are certain restrictions on the withdrawal of salary reduction contributions and earnings invested in contracts issued under plans subject to section 403(b) of the Internal Revenue Code (the "Code"). Under such contracts, withdrawals may be made prior to attaining age 59-1/2 in the event of severance of employment, death, total and permanent disability and, in limited circumstances, hardship. The withdrawal restrictions do not apply if the amount withdrawn is transferred directly to a different tax-deferred annuity contract of Pruco Life, to a tax-deferred annuity contract of another issuer or to a mutual fund custodial account under section 403(b)(7) of the Code.

Pruco Life will generally pay the amount of any withdrawal, less any applicable charges and any required tax withholding, promptly after it receives a properly completed withdrawal request. However, Pruco Life has the right to delay payment of such withdrawal for up to 6 months (or a shorter period if required by applicable law). Only under extraordinary circumstances will Pruco Life defer payment of a withdrawal. While all circumstances under which Pruco Life may defer payment of a withdrawal are not foreseeable, such circumstances could include an inability to liquidate assets due to a general financial crisis. Pruco Life will pay interest of at least 3% a year if it delays such a payment for more than 30 days (or a shorter period if required by applicable law). If Pruco Life intends to defer payment on a properly completed withdrawal request for more than 30 days, the Contract owner will be notified in writing.

A withdrawal will generally have federal income tax consequences, which could include tax penalties. The Contract owner should consult with a tax advisor before making a withdrawal. See FEDERAL TAX STATUS, page 6.

DEATH BENEFIT

If the last surviving or sole annuitant dies prior to the annuity date, Pruco Life will, upon receipt of all the information necessary to make the payment (including due proof of death and election of a payment option), pay a death benefit to the beneficiary or beneficiaries designated by the Contract owner. Unless the beneficiary or beneficiaries have been irrevocably designated, the owner may change the beneficiary designation at any time. The death benefit will equal the greater of: (1) the Contract fund, and (2) the Contract fund after any Market-Value Adjustment. Both of these alternatives will be calculated as of the date on which Pruco Life's Home Office receives due proof of death. A certified copy of the death certificate will constitute such due proof of death, but Pruco Life may also deem alternative forms of proof acceptable. The beneficiary may receive the death benefit in one sum or in a settlement option, including installments for a fixed period or a life income option with 120 monthly payments certain. Certain minimum distribution requirements apply when the annuitant is also the Contract owner. See REQUIRED DISTRIBUTIONS ON DEATH OF OWNER, page 14.

If the last surviving or sole annuitant dies after he or she has begun to receive annuity payments, the death benefit, if any, will be determined by the type[s] of annuity payments in effect.

                          CHARGES, FEES, AND DEDUCTIONS

1.  PREMIUM TAXES

In some states a premium tax was imposed on purchase payments. In several other states a premium tax is payable when a Contract fund is converted into an annuity. The tax rates currently in effect in those states that impose a tax range from 0.5% to 5%. Some local jurisdictions also impose a tax. On any Contract subject to premium tax, the tax will be deducted at the rate and incidence provided under applicable law, either from the purchase price when received or from the Contract fund at the time the annuity is effected.

2.  WITHDRAWAL CHARGE

A charge may be applied against the amount withdrawn when a full or partial withdrawal is made. However, the amount subject to a withdrawal charge is first reduced by the following amounts not subject to a withdrawal charge: (1) any charge-free withdrawal amount not previously withdrawn. The charge-free withdrawal amount that is available in a given Contract year is equal to 10% of the Contract fund, after any Market-Value Adjustment (see MARKET-VALUE ADJUSTMENT, page 6), as of the first withdrawal in a Contract year. (These amounts may not be accumulated from Contract year to Contract year); (2) earnings not previously withdrawn. Earnings are the excess, if any, of the Contract fund after any Market-Value Adjustment, over the total purchase payment amount less any prior withdrawals and less any associated withdrawal charges;
(3) any amount used to provide a lifetime annuity or a period certain annuity with a duration of 10 years or more; (4) any amount withdrawn during the 1-month period following the end of an Interest Rate Period; and (5) Critical Care Access, where available based on regulatory approval of the Waiver of Withdrawal Charges endorsement, for non-qualified contracts issued on or after February 1, 1985 and qualified contracts issued on or after May 1, 1993, all or part of any withdrawal and maintenance charges associated with a full or partial withdrawal, or an annuitization or withdrawal charge due on the annuity date, following the receipt of due proof that the annuitant or co-annuitant (if applicable) has been confined to an eligible nursing home or hospital for a period of at least 3 months or a physician has certified that the annuitant or co-annuitant (if applicable) has 6 months or less to live.

Once the amount subject to a withdrawal charge is determined by subtracting the amounts described above, the withdrawal charge is determined by multiplying the balance of the withdrawal, if any, by the appropriate charge rate below. The charge rate depends on the Contract owner's initial Interest Rate Period and Contract year in which the withdrawal is made.

For contracts issued in Michigan and New Jersey, withdrawal charges apply for seven years. After an initial interest Rate Period of 6 years or less, the withdrawal charge is 1% through year seven.

---------------------------------------------------------------------------------------------------------------------
                                           TABLE OF WITHDRAWAL CHARGES
---------------------------------------------------------------------------------------------------------------------
CONTRACT OWNER'S INITIAL                                       YEAR OF WITHDRAWAL
  INTEREST RATE PERIOD      -----------------------------------------------------------------------------------------
        (YEARS)                   1         2         3          4         5         6         7         8 and after
                            -----------------------------------------------------------------------------------------
          7--10                   7%        7%        7%        7%         6%        5%        4%            0%
           6                      7%        7%        6%        5%         4%        3%        0%            0%
           5                      6%        6%        5%        4%         3%        0%        0%            0%
           4                      5%        4%        3%        2%         0%        0%        0%            0%
           3                      4%        3%        2%        0%         0%        0%        0%            0%
           2                      3%        2%        0%        0%         0%        0%        0%            0%
---------------------------------------------------------------------------------------------------------------------

For example, if the Contract owner's initial Interest Rate Period is for 5 years and a withdrawal is requested during year 2, the amount subject to the withdrawal charge would be multiplied by 6% to determine the withdrawal charge.

Pruco Life will not apply a withdrawal charge upon any amount which becomes payable due to the death of the annuitant before the annuity date.

3. ADMINISTRATIVE CHARGE

An annual maintenance charge of $30 will be deducted if and only if the Contract fund is less than $10,000 on a Contract anniversary and at the time a full withdrawal is effected. This charge is not made after annuitization or if option
(5) under the WITHDRAWAL CHARGE section is elected.

4. MARKET-VALUE ADJUSTMENT

When a full or partial withdrawal is made during an Interest Rate Period, a Market-Value Adjustment will be applied. The only time a Market-Value Adjustment is not applied is during the 1-month period immediately following the end of any Interest Rate Period.

The amount payable on a full withdrawal or the amount deducted from the Contract fund on a partial withdrawal may be adjusted up or down as a result of the application of the Market-Value Adjustment. This is because the Market-Value Adjustment reflects the relationship between the Contract owner's Guaranteed Interest Rate and the rate Pruco Life is offering on a Contract with an Interest Rate Period equal to 1 year more than the number of years remaining in the Interest Rate Period at the time the withdrawal is requested.

Generally, if the Contract owner's Guaranteed Interest Rate is higher than the applicable current rate, the application of the Market-Value Adjustment will result in a higher payment upon full withdrawal. Similarly, if the Contract owner's Guaranteed Interest Rate is lower than the applicable current rate, the application of the Market-Value Adjustment will result in a lower payment upon full withdrawal. If the Contract owner's Guaranteed Interest Rate is the same as the applicable current rate, the application of the Market-Value Adjustment will have no effect on the full withdrawal amount.

Partial withdrawals are handled differently. Since a request for a partial withdrawal is made in terms of a dollar amount (e.g., $9,000), the application of the Market-Value Adjustment will affect the remaining Contract fund. The value of the remaining Contract fund will be increased if the Contract owner's Guaranteed Interest Rate is higher than the applicable current rate. Similarly, the value of the remaining Contract fund will be decreased if the Contract owner's Guaranteed Interest Rate is lower than the applicable current rate. There will be no impact on the remaining Contract fund if the rates are equal.

The Market-Value Adjustment formula can be found on page A1, along with examples explaining how it works.

                               FEDERAL TAX STATUS

During the period that a Contract is in force, the interest added to the Contract fund is not treated as taxable income of the Contract owner. A tax is generally payable, however, whenever a withdrawal is made and when annuity payments are received. The discussion below is general in nature. It is not intended as tax advice. Nor does it consider any applicable state or other tax laws. A qualified tax advisor should be consulted for complete information and advice. The discussion is based on current laws and interpretations, which may change.

The following rules do not generally apply to annuity contracts held by or for non-natural persons (e.g., corporations). Where a Contract is held by a non-natural person, unless the Contract owner is a nominee or agent for a natural person (or in other limited circumstances), the Contract will generally not be treated as an annuity for tax purposes, and increases in the value of the Contract will be subject to current tax.

TAXES PAYABLE BY CONTRACT OWNERS UPON WITHDRAWALS FOR NON-QUALIFIED CONTRACTS

The Internal Revenue Code (the "Code") provides generally that amounts withdrawn by a Contract owner from his or her Contract, before annuity payments begin, will be treated for tax purposes as being first withdrawals of investment income, rather than as withdrawals of purchase payments, until all investment income has been withdrawn. The assignment or pledge of (or agreement to assign or pledge) any portion of the value of the Contract for a loan will be treated as a withdrawal subject to this rule. Amounts withdrawn before annuity payments begin which represent a distribution of investment income will be taxable as ordinary income and may, under certain circumstances, be subject to a penalty tax. Amounts which represent a withdrawal of purchase payments will not be taxable as ordinary income or subject to a penalty tax. All Contracts issued by the same company (and affiliates) to the same contract owner during any calendar year are treated as one annuity contract for purposes of determining the amount includible in income of any distribution that is not received as an annuity payment.

The amount of the penalty tax is equal to 10% of that portion of the amount withdrawn which is includible in income. Some withdrawals will be exempt from the penalty. They include withdrawals: (1) made on or after the Contract owner reaches age 59-1/2, (2) made on or after the death of the Contract owner, (3) attributable to certain Contract owners becoming disabled within the meaning of Code section 72(m)(7); (4) in the form of level annuity payments, made not less frequently than annually under a lifetime annuity; (5) allocable to investment in the Contract before August 14, 1982; (6) under a qualified funding asset (defined by Code section 130(d)); or (7) under an immediate annuity contract (within the meaning of section 72(u)(4)).

If the 10% penalty tax does not apply to a withdrawal by reason of the exception for withdrawals in the form of a level annuity (clause (4) above), but the series of payments is modified (other than by reason of death or disability), either (a) before the end of the 5-year period beginning with the first payment and after the Contract owner reaches age 59-1/2, the Contract owner's tax for the year of the modification will be increased by the penalty tax that would have been imposed without the exception, plus interest for the deferral period.

Where a Contract is issued in exchange for a Contract containing purchase payments made before August 14, 1982, favorable tax rules may apply to certain withdrawals from the Contract. Consult a tax advisor for information regarding these rules.

TAXES PAYABLE UPON RECEIPT OF ANNUITY PAYMENTS FOR NON-QUALIFIED CONTRACTS

A portion of each annuity payment received under a Contract will be treated as a partial return of the purchase payments and will not be taxable. The remaining portion of the annuity payment will be taxed as ordinary income and may under certain circumstances be subject to the penalty tax as described above. Exactly how an annuity payment is divided into taxable and non-taxable portions depends upon the period over which annuity payments are expected to be received, which in turn is governed by the form of annuity selected and, where a lifetime annuity is chosen, by the life expectancy of the annuitant. Annuity payments which are received after the annuitant recovers the full amount of the purchase payment will be fully includible in income. Should annuity payments cease on account of the death of the annuitant before the purchase payment has been fully recovered, the annuitant on his or her last tax return (or in certain cases the beneficiary), is allowed a deduction for the unrecovered amount. A lump sum payment taken in lieu of remaining annuity payments is not considered an annuity payment for tax purposes. Any such lump sum payment distributed to an annuitant generally would be taxable as ordinary income and may be subject to a penalty tax as described above.

Election of the interest pay option is not considered as an annuity payment for tax purposes.

Generally, the same tax rules apply to amounts received as a death benefit by the beneficiary as those set forth above with respect to the Contract owner. The election of an annuity payment option by the beneficiary may defer taxes otherwise payable upon the receipt of a lump sum death benefit. Certain minimum distribution requirements apply in the case where the owner dies. See REQUIRED DISTRIBUTIONS ON DEATH OF OWNER, page 14.

In addition, a transfer of the Contract to or the designation of a beneficiary who is either 37-1/2 years younger than the Contract owner or a grandchild of the Contract owner may have Generation Skipping Transfer Tax consequences under section 2601 of the Code.

Certain transfers of a Contract for less than full consideration, such as a gift, will trigger tax on the investment income in the Contract. This rule does not apply to certain transfers between spouses or incident to divorce. See OWNERSHIP OF THE CONTRACT, page 14.

WITHHOLDING

The taxable portion of any amounts received under the Contract will be subject to withholding to meet federal income tax obligations. If the Contract owner fails to elect that there be no withholding, or if mandatory 20% withholding applies, Pruco Life will withhold from every withdrawal or annuity payment the appropriate percentage of the amount of the payment that is taxable. Pruco Life will provide the Contract owner with forms and instructions concerning the right to elect that no amount be withheld from payments or the ability to avoid mandatory withholding by requesting a direct rollover. Recipients who elect not to have withholding made are liable for payment of federal income taxes on the taxable portion of the distribution. All recipients may be subject to penalties under the estimated tax payment rules if withholding and estimated tax payments are not sufficient. Contract owners who do not provide a social security number or other taxpayer identification number will not be permitted to elect out of withholding.

Generally, there will be no withholding for taxes until payments are actually received under the Contract. The rate of withholding on annuity payments will be determined on the basis of federal and state withholding laws, and if applicable, according to the withholding certificate filed by the Contract owner with Pruco Life. If no such certificate is filed, the Contract owner will be treated, for purposes of determining the withholding rate on annuity payment, as a married person with three exemptions. The rate of withholding on eligible rollover distributions from qualified plans and TDAs that are not direct rollovers is 20%. The rate of withholding on all other payments (including
IRAs), such as amounts received upon withdrawals, made under Contracts that are not tax qualified will be 10%. Special withholding rules apply for nonresident aliens.

CONTRACTS USED IN CONNECTION WITH TAX FAVORED PLANS

The Contract may be purchased for use in connection with various retirement arrangements entitled to favorable federal income tax treatment ("tax favored plans"). These are individual retirement accounts and annuities ("IRAs") subject to sections 408(a) and 408(b) of the Code, simplified employee pensions plans ("SEPs") under section 408(k) of the Code, savings incentive match plans for employees ("SIMPLES") under section 408(p) of the Code, tax deferred annuities ("TDAs") under section 403(b) of the Code, deferred compensation plans of state and local governments and tax exempt organizations under section 457 of the Code, and pension, profit sharing and annuity plans qualified under sections 401(a) and 403(a) of the Code. Such plans, accounts, and annuities. Such plans, accounts, and annuities must satisfy certain requirements of the Code in order to be entitled to the federal income tax benefits according to these plans. A discussion of these requirements is beyond the scope of this prospectus, and it is assumed that such requirements are met with respect to a Contract purchased for use in connection with a tax favored plan. In addition, a discussion of the federal tax rules applicable to distributions from tax favored plans is beyond the scope of this prospectus. As suggested above, a qualified tax advisor should be consulted for advice and answers to any questions.


ERISA DISCLOSURE

If a Contract is purchased in connection with a tax favored plan, the provisions of The Employee Retirement Income Security Act of 1974 ("ERISA") may become applicable. ERISA prevents a fiduciary with respect to a pension or profit sharing plan from receiving any benefit from any party dealing with the plan as a result of the sale of the Contract (other than benefits that would otherwise be provided in the plan).

Administrative exemptions issued by the IRS and the Department of Labor under ERISA permit transactions between insurance agents and qualified pension and profit sharing plans under section 401(a) and 403(a) of the Code and with SEPs and IRAs. To be able to rely on the exemption, certain information must be disclosed to the plan fiduciary. The information that must be disclosed includes the relationship between the agent and the insurer, a description of any charges, fees, discounts, penalties or adjustments that may be imposed in connection with the purchase, holding, exchange or termination of the Contract, as well as the commissions received by the agent. Information about any applicable charges, fees, discounts, penalties or adjustments may be found under CHARGES, FEES, AND DEDUCTIONS, page 4. Information about sales representatives and commissions may be found under SALE OF THE CONTRACT AND SALES COMMISSIONS, page 14. In addition to disclosure, other conditions apply to the use of the exemption. For example, a plan fiduciary may not be a partner or employee of the Pruco Life representative making the sale. The fiduciary must not be a relative of the representative (including spouse, direct descendant, spouse of a direct descendant, ancestor, brother, sister, spouse of a brother or sister). The representative may not be an employee, officer, director or partner of either the independent fiduciary or the employer establishing the plan. No relative of the representative may: (1) control, directly or indirectly, the corporation establishing or maintaining the plan; (2) be either a partner with 10% or more interest in the partnership or the sole proprietor establishing or maintaining the plan; or (3) be an owner of a 5% or more interest in a Subchapter S Corporation establishing or maintaining the plan. In addition, no affiliate (including relatives) of the representative may be a trustee, administrator or a fiduciary with written authority to acquire, manage or dispose of the assets of the plan.

TAXES ON PRUCO LIFE

Pruco Life is taxed as a life insurance company under Part I of Subchapter L of the Code. The income earned on assets underlying the Contract will be Pruco Life's income.

                              EFFECTING AN ANNUITY

Upon the annuity date, the Contract fund, after a Market-Value Adjustment (unless it is during the 1-month period following the end of an Interest Rate Period), is converted into a fixed-dollar annuity payable to the annuitant[s] named in the Contract. If two annuitants are named in the Contract, the Contract owner may decide how much of the amount is to be applied to each annuitant and under which form[s] of annuity. If the Contract is not large enough to produce a monthly payment of $50, the Contract owner will be paid the cash value in a single sum.

When a Contract owner requests a withdrawal in the form of an annuity, an amount equal to the withdrawal charge, if any, will be deducted, unless a lifetime annuity or a fixed period annuity with a duration of 10 years or more is selected, or unless the annuity date is within the 1-month period following the end of an Interest Rate Period. An amount equal to the premium tax, if any, imposed by the jurisdiction in which the annuitant resides is then deducted (unless deducted earlier). Many states do not impose a premium tax. In other states the tax ranges from

1% to 5% of the amount applied to effect an annuity. See PREMIUM TAXES, page 4. Some local jurisdictions also impose a tax. The amount remaining after deducting any applicable premium tax is used to effect a fixed-rate annuity.

The amount of the monthly payments will depend upon the amount applied and tables of rates, set forth in the Contract, which Pruco Life guarantees will be used even if longevity has significantly improved since the Contract date. If, however, Pruco Life at the time is offering more favorable rates, then those will be used.

The annuity will be in one of the forms listed below. The annuity options under this Contract are fixed annuity options and the amount of each monthly payment does not change. An annuity must begin on the annuity date designated in the Contract which may be no later than the first Contract anniversary after the annuitant's 90th birthday. For tax favored plans, the annuity must generally begin no later than April 1st of the year after the annuitant's 70-1/2 birthday. The annuity date may be changed, if Pruco Life consents. Pruco Life will then make monthly payments to the annuitant on the first day of each month for a period determined by the form of the annuity selected. Unless applicable law states otherwise, if the Contract owner has not selected an annuity option to take effect by the annuity date, the interest payment option (see option 3 below) will then become effective.

1. INSTALLMENTS FOR A FIXED PERIOD

Equal payments will be made to the annuitant monthly, quarterly, semi-annually or annually for up to 25 years. If the annuitant dies before the last payment is due, the beneficiary designated by the annuitant will not continue to receive periodic payments unless he or she so selects. Instead, the discounted value of the remaining unpaid installments, to and including the last payment, is payable to the beneficiary in one sum. In calculating the discounted value of the unpaid future payments, Pruco Life will discount each such payment at an interest rate of 3.5% a year or at the interest rate Pruco Life used to compute the actual payments under this option, if higher. Once annuity payments have begun, an annuitant may withdraw the present value of any of the equal payments that have not been paid.

2. LIFE ANNUITY WITH 120 PAYMENTS CERTAIN

Payments will be made to the annuitant monthly during his or her lifetime. If the annuitant dies before the 120th monthly payment is due, the beneficiary designated by the annuitant will not continue to receive monthly payments unless he or she so selects. Instead, the discounted value of the remaining unpaid installments, to and including the 120th monthly payment, is payable to the beneficiary in one sum. In calculating the discounted value of the unpaid future payments, Pruco Life will discount each such payment at an interest rate of 3.5% a year or at the interest rate Pruco Life used to compute the actual payments under this option, if higher.

3. INTEREST PAYMENT OPTION

The annuitant may choose to have Pruco Life hold and pay interest upon the amount of the Contract fund. Pruco Life will pay interest at an effective rate of at least 3.5% a year, and it may pay a higher rate of interest. Pruco Life will inform the Contract owner, upon request, what interest rate it will pay. Once this option is effected, an annuitant may withdraw the unpaid balance, or any part not less than $100.

Generally, this option will not satisfy IRAs minimum distribution requirements.

4. OTHER ANNUITY OPTIONS

Currently, you may choose to receive the proceeds of your Contract fund in the form of payments like those of any annuity or life annuity then regularly offered by Prudential or by Pruco Life that (1) is based on United States Currency; (2) is bought by a single sum; (3) does not provide for dividends; and
(4) does not normally provide for deferral of the first payment. Prudential and Pruco Life currently offer a number of different annuity options, including joint and survivor annuities covering more than one person.

Under Option 4, unless a fixed period annuity of less than 10 years is selected, Prudential will waive withdrawal charges that might be applicable under other annuity options. Further, if you select Option 1 or 2 without a right of withdrawal, Prudential will effect that option under Option 3 if doing so provides greater monthly payments.

5. MINIMUM DISTRIBUTION OPTION

The Minimum Distribution Option is a program available with IRA and SEP programs. It enables the client to satisfy IRS minimum distribution requirements, without having to annuitize or cash surrender their Contracts. Each year until the maturity date, Pruco Life will recalculate the minimum amount the Contract owner is required to withdraw from his or her IRA or SEP. Pruco Life will send the Contract owner a check for the minimum distribution amount less any partial withdrawals made during the year. Pruco Life's calculations are based solely on the cash value of the Contract. If the Contract owner has other IRA accounts, he or she will be responsible for taking the minimum distribution from each.

LEGAL CONSIDERATIONS RELATING TO SEX-DISTINCT ANNUITY PURCHASE RATES

It should be noted that while in general the Contract provides for sex-distinct annuity purchase rates for life annuities, those rates are not applicable to Contracts offered in states that have adopted regulations prohibiting sex-distinct annuity purchase rates or to qualified plans. Rather, blended unisex annuity purchase rates for life annuities will be provided under all Contracts issued in those instances whether the annuitant is male or female. Other things being equal, such unisex annuity purchase rates will result in the same monthly annuity payments for male and female annuitants.

In addition, employers and employee organizations considering purchase of a Contract should consult their legal advisors to determine whether purchase of a Contract based on sex-distinct annuity purchase rates is consistent with Title VII of the Civil Rights Act of 1964 or other applicable law. Pruco Life may offer the Contract with unisex annuity purchase rates to such prospective purchasers.

Special provisions may apply if the Contract is issued in connection with a tax favored retirement plan. The necessary information will be provided by the plan sponsor or administrator.

                                   THE COMPANY

PRUCO LIFE INSURANCE COMPANY

Pruco Life Insurance Company ("Pruco Life") is a stock life insurance company, organized in 1971 under the laws of the State of Arizona. It is licensed to sell life insurance and annuities in the District of Columbia, Guam, and in all states except New York, and through its branch office in Taiwan. Pruco Life has two subsidiaries, Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey") and The Prudential Life Insurance Company of Arizona ("PLICA"). Pruco Life of New Jersey is a stock life insurance company organized in 1982 under the laws of the State of New Jersey. It is licensed to sell life insurance and annuities only in the States of New Jersey and New York. PLICA is a stock life insurance company organized in 1989 under the laws of the State of Arizona. It is licensed to sell life insurance and annuities only in the State of Arizona. PLICA had no new business sales in 1994 and at this time will not be issuing new business.

Pruco Life is a wholly-owned subsidiary of Prudential, a mutual insurance company founded in 1875 under the laws of the State of New Jersey. As of December 31, 1996, it has invested over $442 million in Pruco Life in connection with Pruco Life's organization and operation. Prudential intends from time to time to make additional capital contributions to Pruco Life as needed to enable it to meet its reserve requirements and expenses in connection with its business. However, Prudential is under no obligation to make such contributions and its assets do not back the benefits payable under the Contract. Pruco Life's consolidated financial statements begin on page B1 and should be considered only as bearing upon Pruco Life's ability to meet its obligations under the Contracts.

Pruco Life is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities engaged in marketing insurance products. There are approximately 1,900 stock, mutual and other types of insurers in the life insurance business in the United States.

Pruco Life has no United States common-law employees; its Taiwan branch has approximately 330 employees. Officers and directors of Pruco Life are employees of Prudential serving pursuant to a service agreement. All insurer functions of Pruco Life are likewise performed by Prudential under service, marketing, distribution and lease agreements.

                             SELECTED FINANCIAL DATA

The following selected financial data for Pruco Life Insurance Company and Subsidiaries should be read in conjunction with the CONSOLIDATED FINANCIAL STATEMENTS OF PRUCO LIFE INSURANCE COMPANY AND SUBSIDIARIES and notes thereto included in this prospectus beginning on page B-1.

                                                              PRUCO LIFE INSURANCE COMPANY AND SUBSIDIARIES

                                                                      FOR THE YEARS ENDED DECEMBER 31,
                                               ---------------------------------------------------------------------------
                                                              GAAP BASIS                             STATUTORY BASIS
                                               ------------------------------------------      ---------------------------
                                                 1996            1995             1994            1993            1992
                                               ----------      ----------      ----------      ----------      ----------
Revenues:
 Premiums and other revenue .................  $  408,154      $  401,287      $  303,627      $  591,660      $  541,248
 Net investment income ......................     247,328         246,618         241,132         260,939         274,037
                                               --------------------------------------------------------------------------
Total revenues ..............................     655,482         647,905         544,759         852,599         815,285

Benefits and expenses:
 Current and future benefits and
  claims ....................................     305,119         280,913         235,660         534,354         478,148
 Other expenses .............................     122,006         134,790         179,173         157,557         129,701
                                               --------------------------------------------------------------------------
Total benefits and expenses .................     427,125         415,703         414,833         691,911         607,849
                                               --------------------------------------------------------------------------
Income before income tax provision ..........     228,357         232,202         129,926         160,688         207,436
Income tax provision ........................      79,135          79,558          48,031          83,640          96,578
                                               --------------------------------------------------------------------------
Net income ..................................  $  149,222      $  152,644      $   81,895      $   77,048      $  110,858
                                               ==========================================================================
Assets ......................................  $9,678,427      $8,471,638      $7,713,183      $7,172,104      $6,709,958
                                               ==========================================================================

In 1996, the Company retroactively adopted applicable accounting pronouncements to present its financial statements in conformity with generally accepted accounting principles. Refer to footnote 1.B. of the Consolidated Financial Statements.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Pruco Life Insurance Company consists of Pruco Life Insurance Company and its subsidiaries (collectively, the Company). Pruco Life Insurance Company is a wholly owned subsidiary of The Prudential Insurance Company of America (Prudential). The Company markets individual life insurance and annuities primarily through Prudential's sales force in the United States and in Taiwan. The Company held $9.7 billion in assets at December 31, 1996, $5.3 billion of which were held in Separate Accounts under variable life insurance policies and variable annuity contracts. The remaining assets were held in the general account for investment primarily in bonds, short-term investments and policy loans.

The business climate in the United States was characterized by moderate economic growth, low inflation, and growing investor confidence that fueled bond and stock prices. Merger and consolidation activity accelerated, as well as expansion of US companies into foreign markets. Those economic trends impacted the insurance industry during the year, prompting them to implement strategies, including consolidation, and sales of certain lines of business to counter risk, control expenses and diversify products to remain competitive. Regulatory changes which opened the insurance industry to other financial institutions, particularly banks and mutual funds, heightened competition in investment type products since those institutions were positioned to deliver the same products through large, stable distribution channels. In addition, the industry has been beset by negative publicity following the discovery of unacceptable sales practices that resulted in investigations of most large insurers, including Prudential. In spite of the difficult operating environment, 1996 was a year of progress for the Company. It achieved solid performance in core businesses, instituted significant cost reduction programs, and strategic initiatives which are expected to place it on a firm course of continued growth.

The Company's assets were $9.7 billion at December 31, 1996 compared to $8.5 billion at December 31, 1995. Net income amounted to $149.2 million, a decrease of $3.4 million or 2.2% compared to the $152.6 million earned in 1995.

1. RESULTS OF OPERATIONS

(a) 1996 VERSUS 1995

Premiums increased by $9.4 million from $42.1 million in 1995 to $51.5 million for the same period in 1996. This change is primarily due to increased sales of $6.2 million related to traditional life insurance products in our Taiwan branch which continued to expand its business throughout 1996.

Policy charges and fee income increased approximately $5.9 million during the current year as compared to 1995. This is primarily attributable to the increased sales of new variable annuity products and fees earned on policyholder withdrawal and surrender activity.

Other income decreased $6.2 million for the year ended December 31, 1996 from the year ended December 31, 1995. This decrease is due to a reduction in separate account net gains.

Policyholders' benefits increased $32.9 million during the current year to $186.9 million. Approximately $10 million of this increase is attributable to the mortality costs associated with the Company's products. The additional $22 million results from the increase in reserves associated with new and existing contracts at December 31, 1996.

Interest credited to policyholders' account balances decreased by $8.7 million. This decrease is primarily attributable to the decrease in policyholders' account balances due to the Company experiencing increased policyholder withdrawals and slightly lower interest rates.

Other operating expenses decreased $12.8 million for the year ended December 31, 1996 compared to the same period for 1995. This is attributable to a decrease in the amortization of deferred policy acquisition costs, and a company wide initiative to reduce expenses resulting in a decrease in general expenses.

(b) 1995 VERSUS 1994

The Company recorded net income of $152.6 million and $81.9 million for 1995 and 1994, respectively.

Premiums increased by $19.4 million from $22.7 million for the year ended December 31, 1994 to $42.1 million for the same period in 1995, stemming from increased sales of life insurance in the Taiwan branch and a steady flow of renewals in the US.

Policy charges and fee income increased $10.3 million from $308.8 million for the year ended December 31, 1994, to $319.1 million for the same period in 1995. This is primarily attributable to the increased sales of new variable annuity products and fees earned on policyholder withdrawal and surrender activity.

Net investment income increased $5.5 million for the twelve months ended December 31, 1995, from the same period in 1994. Policy loans increased $75.4 million, which resulted in additional policy loan interest income of $2.4 million. Secondly, the Company's income from equity securities increased $2.0 million as a result of favorable stock market conditions.

Net realized investment gains increased $54.3 million, to $13.2 million for the year ended December 31, 1995 from a loss of $41.1 million for the same period in 1994. The Company restructured its investment portfolio to more closely align with the liability duration and to reduce the portfolio's interest rate risk. Sales activity of the Company's fixed maturities produced favorable gains as a result of falling interest rates during 1995.

Policyholders' benefits increased $32.0 million to $154.0 million in 1995, from $122.0 million in 1994. This change is primarily attributable to the increase in reserves for new and existing policies.

Interest credited to policyholders' account balances increased $13.2 million for the twelve months ended December 31, 1995, from the same period in 1994. This change was a result of increased interest rates offset with decreasing policyholder account balances.

Other operating costs and expenses decreased $44.4 million for the year ended December 31, 1995 due a decrease in the allocation of costs from Prudential, a decrease in the amortization of deferred policy acquisition costs, and a company wide initiative to reduce expenses resulting in a decrease in general expenses.

2. LIQUIDITY

For an insurance company, cash needs, for the purpose of paying current benefits, making policy loans, and paying expenses, are met primarily from premiums and investment income. Benefit expenses incurred in 1996, 1995, and 1994 were $186.9 million, $154.0 million, and $122.0 million, respectively. Cash flows are anticipated to be sufficient to meet the Company's liquidity needs for the foreseeable future.

3. CAPITAL RESOURCES

The primary components of the Company's total assets of $9.7 billion at December 31, 1996 are as follows (as a percentage of total assets): fixed income securities 27.3%, separate account assets (fixed income and equity securities) 55.1%, policy loans 6.6%, and other assets 11.0%.

                                OTHER INFORMATION

REQUIRED DISTRIBUTIONS ON DEATH OF OWNER

If the Contract owner dies before the entire interest in the Contract is distributed, the value of the Contract must be distributed to the designated beneficiary as described in this section so that the Contract qualifies as an annuity under the Internal Revenue Code.

If the death occurs on or after the annuity date, the remaining portion of the interest in the Contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If the death occurs before the annuity date, the entire interest in the Contract must be distributed within 5 years after date of death. However, if an annuity payment option is selected by the designated beneficiary and if annuity payments begin within 1 year of the owner's death, the value of the Contract may be distributed over the beneficiary's life or over a specified period not exceeding the beneficiary's life expectancy. The owner's designated beneficiary is the person to whom ownership of the Contract passes by reason of death, and must be a natural person. If the designated beneficiary is the owner's spouse these rules will not apply until the death of the owner's spouse. For Contracts purchased in connection with a tax favored plan where the Contract owner's spouse is the designated beneficiary, annuity payments need only begin on or before April 1st of the calendar year following the calendar year in which the owner would have attained age 70-1/2 or, in some instances, the remaining interest in the Contract may be rolled over to an IRA owned by the spouse. Special additional rules apply to contracts issued in connection with plans subject to section 457 of the Code.

If any portion of the Contract owner's interest is payable to (or for the benefit of) the surviving spouse of the owner, such portion of the Contract may be continued with the surviving spouse as the owner. This rule does not apply to Contracts issued in connection with tax favored plans other than IRAs.

SALE OF THE CONTRACT AND SALES COMMISSIONS

Pruco Securities Corporation ("Prusec"), an indirect wholly-owned subsidiary of The Prudential, acts as the principal underwriter of the Contract. Prusec, organized in 1971 under New Jersey law, is registered as a broker and dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. Prusec's principal business address is 213 Washington Street, Newark, New Jersey 07102-2992. The Contract is sold by registered representatives of Prusec who are also authorized by state insurance departments to do so. The Contract may also be sold through other broker-dealers authorized by Prusec and applicable law to do so. Registered representatives of such other broker-dealers may be paid on a different basis than described below. The commissions that will be paid to the representative and the broker-dealer will vary with the duration of the Interest Rate Period selected by the Contract owner (longer durations will result in higher commissions). Commissions up to 3% of the purchase payment received will be paid to the representative. The maximum commission that will be paid to the broker-dealer to cover both the individual representative's commission and other distribution expenses will not exceed 6.25% of the purchase payment. Pruco Life and Prusec reserve the right to change the portion of the total compensation paid to the representative. Payment of these commissions to a broker-dealer will not result in any decrease in the Contract fund. They will be paid by Pruco Life. Renewal commissions based on the size of the Contract fund may be paid. The representative may be required to return all of the first year commission if the Contract is not continued through the first year. Representatives who meet certain productivity, profitability, and persistency standards with regard to the sale of the Contract will be eligible for additional compensation.

OWNERSHIP OF THE CONTRACT

The Contract owner is usually, but not always, an annuitant. The Contract owner is entitled to exercise all the rights under the Contract. Subject to certain limitations and requirements described in this prospectus, these rights include the right to make withdrawals or surrender the Contract, to designate and change the beneficiaries who will receive the proceeds at the death of the annuitant before the annuity date, and to designate a mode of settlement for the annuitant on the annuity date. Subject to certain limitations, ownership of the Contract may, however, be transferred to another person who need not be the person who is to receive annuity payments. Generally, ownership of the contract is not assignable to an employee benefit plan or program without Pruco Life's consent. Transfer of the ownership of a Contract may involve federal income tax consequences, or may be prohibited under certain Contracts, and the owner should consult with a qualified tax advisor before attempting any such transfer.

STATE REGULATION

Pruco Life is subject to regulation and supervision by the Department of Insurance of the State of Arizona, which periodically examines its operations and financial condition. It is also subject to the insurance laws and regulations of all jurisdictions in which it is authorized to do business.

Pruco Life is required to submit annual statements of its operations, including financial statements, to the insurance departments of the various jurisdictions in which it does business to determine solvency and compliance with local insurance laws and regulations.

In addition to the annual statements referred to above, Pruco Life is required to file with Arizona and other jurisdictions a separate statement with respect to the operations of all its variable contract accounts, in a form promulgated by the National Association of Insurance Commissioners.

EXPERTS

The financial statements included in this prospectus for the year ended December 31, 1996 have been audited by Price Waterhouse LLP, independent accountants, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. Price Waterhouse LLP's principal business address is 1177 Avenue of the Americas, New York, New York 10036.

The financial statements included in this prospectus for years ended December 31, 1995 and December 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. Deloitte & Touche LLP's principal business address is Two Hilton Court, Parsippany, New Jersey 07054-0319.

On March 12, 1996, Deloitte & Touche LLP was dismissed as the independent accountants of Pruco Life. There have been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of the accountant, would have caused them to make a reference to the matter in their reports.

LITIGATION

Several actions have been brought against Pruco Life alleging that Pruco Life and its agents engaged in improper life insurance sales practices. Prudential has agreed to indemnify Pruco Life for losses, if any, resulting from such litigation. No other significant litigation is being brought against Pruco Life that would have a material effect on its financial position.

ADDITIONAL INFORMATION

A registration statement has been filed with the SEC under the Securities Act of 1933, relating to the offering described in this prospectus. This prospectus does not include all of the information set forth in the registration statement. Certain portions have been omitted pursuant to the rules and regulations of the SEC. The omitted information may, however, be obtained from the SEC's principal office in Washington, D.C., upon payment of a prescribed fee.

Further information, including statutory statements filed with the state insurance departments, may also be obtained from Pruco Life's office. The address and telephone number of Pruco Life are set forth on the cover of this prospectus.

FINANCIAL STATEMENTS

The consolidated financial statements of Pruco Life and subsidiaries included herein should be considered only as bearing upon the ability of Pruco Life to meet its obligations under the Contracts.

                             DIRECTORS AND OFFICERS

The directors and major officers of Pruco Life, listed with their principal occupations during the past 5 years, are shown below.

                             DIRECTORS OF PRUCO LIFE

WILLIAM M. BETHKE, Director. -- President, Prudential Capital Markets Group since 1992.

IRA J. KLEINMAN, Director. -- Executive Vice President, International Insurance Group since 1997; 1995 to 1997: Chief Marketing and Product Development Officer, Prudential Individual Insurance Group; 1993 to 1995: President, Prudential Select; Prior to 1993: Senior Vice President of Prudential.

MENDEL A. MELZER, Director. -- Chief Investment Officer, Mutual Funds and Annuities, Prudential Investments since 1996; 1995 to 1996: Chief Financial Officer of the Money Management Group of Prudential; 1993 to 1995: Senior Vice President and Chief Financial Officer of Prudential Preferred Financial Services; Prior to 1993: Managing Director, Prudential Investment Corporation.

ESTHER H. MILNES, President and Director. -- Vice President and Actuary, Prudential Individual Insurance Group since 1996; 1993 to 1996: Senior Vice President and Chief Actuary, Prudential Insurance and Financial Services; Prior to 1993: Vice President and Associate Actuary of Prudential.

I. EDWARD PRICE, Vice Chairman and Director. -- Senior Vice President and Actuary, Prudential Individual Insurance Group since 1995; 1994 to 1995: Chief Executive Officer, Prudential International Insurance; 1993 to 1994: President, Prudential International Insurance; Prior to 1993: Senior Vice President and Company Actuary of Prudential.

KIYOFUMI SAKAGUCHI, Director. -- President, Prudential International Insurance Group since 1995; 1994 to 1995: Chairman and Chief Executive Officer, The Prudential Life Insurance Co., Ltd.; Prior to 1994: President and Chief Executive Officer, Asia Pacific Region-Prudential International Insurance, and President, The Prudential Life Insurance Co., Ltd.

WILLIAM F. YELVERTON, Chairman and Director. -- Chief Executive Officer, Prudential Individual Insurance Group since 1995; Prior to 1995: Chief Executive Officer, New York Life Worldwide.

                         OFFICERS WHO ARE NOT DIRECTORS



SUSAN L. BLOUNT, Secretary. -- Vice President and Secretary of Prudential since 1995; Prior to 1995: Assistant General Counsel for Prudential Residential Services Company.

C. EDWARD CHAPLIN, Treasurer. -- Vice President and Treasurer of Prudential since 1995; 1993 to 1995: Managing Director and Assistant Treasurer of Prudential; 1992 to 1993: Vice President and Assistant Treasurer, Banking and Cash Management for Prudential.

LINDA S. DOUGHERTY, Vice President, Comptroller and Chief Accounting Officer. -- Vice President and Comptroller, Prudential Individual Insurance Group since 1997; Prior to.1997: Vice President, Accounting, Prudential.

JAMES C. DROZANOWSKI, Senior Vice President. -- Vice President and Operations Executive, Prudential Individual Insurance Group since 1996; 1995 to 1996:
President and Chief Executive Officer of Chase Manhattan Bank; 1993 to 1995:
Vice President, North America Customer Services, Chase Manhattan Bank; Prior to 1993: Operations Executive, Global Securities Services, Chase Manhattan Bank.

CLIFFORD E. KIRSCH, Chief Legal Officer. -- Chief Counsel, Variable Products, Law Department of Prudential since 1995; 1994 to 1995: Associate General Counsel with Paine Webber; Prior to 1994: Assistant Director in the Division of Investment Management with the Securities and Exchange Commission.

FRANK P. MARINO, Senior Vice President. -- Vice President, Policyowner Relations Department, Prudential Individual Insurance Group since 1996; Prior to 1996:
Senior Vice President, Prudential Mutual Fund Services.

MARIO A. MOSSE, Senior Vice President -- Vice President, Annuity Services, Prudential Investments since 1996; Prior to 1996: Vice President, Chase Manhattan Bank.

SHIRLEY H. SHAO, Senior Vice President and Chief Actuary. -- Vice President and Associate Actuary, Prudential.

KAREN L. SHAPIRO, Senior Vice President. -- Vice President, Prudential Individual Insurance Group since 1996; Vice President and Associate General Counsel, Prudential Securities Incorporated 1993 to 1996; Prior to 1993: Senior Associate with Shaw, Pittman, Potts and Trowbridge.

The business address of all directors and officers of Pruco Life is 213 Washington Street, Newark, New Jersey 07102-2992.

* SUBSIDIARY OF PRUDENTIAL

                             EXECUTIVE COMPENSATION

Executive Officers of Pruco Life may also serve one or more affiliated companies of Pruco Life. Allocations have been made as to each individual's time devoted to his duties as an executive officer of Pruco Life and its subsidiaries. The following table shows the cash compensation paid, based on these allocations, to the executive officers of Pruco Life as a group for services rendered in all capacities in Pruco Life and its subsidiaries during 1996. Directors of Pruco Life who are also employees of Prudential do not receive compensation in addition to their compensation as employees of Prudential.

   -------------------------------------------------------------------------
                                                            ALLOCATED CASH
   NAME & PRINCIPAL POSITION                  YEAR          COMPENSATION ($)
   -------------------------------------------------------------------------

   Esther H. Milnes                           1996                $ 21,136
   President                                  1995                $ 14,250
                                              1994                $  9,846

   Linda S. Dougherty                         1996                $ 55,931
   Vice President &
   Comptroller                                1995                $ ------
                                              1994                $ ------

   Hwei-Chung S. Shao                         1996                $ 21,048
   Chief Actuary                              1995                $ ------
                                              1994                $ ------

   Clifford E. Kirsch                         1996                $ 54,190
   Chief Legal Counsel                        1995                $ 30,962
                                              1994                $ ------

   Frank P. Marino                            1996                $ 12,076
   Senior Vice President                      1995                $ ------
                                              1994                $ ------
----------------------------------------------------------------------------
   --------- Did not hold position during this year.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                         MARKET-VALUE ADJUSTMENT FORMULA

The Market-Value Adjustment, which is applied to withdrawals made at any time other than the 1-month period following the end of an Interest Rate Period, involves four amounts:

     1.   The number of whole months remaining in the existing Interest Rate
          Period.

     2.   The Guaranteed Interest Rate.

     3. If the adjustment is made during the initial interest rate period, the interest rate that Pruco Life would guarantee today, if you could buy this same contract for the same number of whole years, plus one, that you now have left in your interest rate period. If the adjustment is made during a subsequent interest rate period, the rate Pruco Life would guarantee you today if you chose an optional interest rate period for the same number of whole years, plus one year, that you now have left in your interest rate period.

     4.   The value of the Contract fund.

An adjusted Contract fund prior to withdrawal is first determined by the following steps:

     Step 1: Divide the number of whole months left in the existing Interest Rate Period by 12.

     Step 2: Determine the interest rate Pruco Life will guarantee on the date the request for withdrawal is received for a similar contract, for a term of years equal to the whole number of years determined in Step 1, plus 1 additional year. Subtract this interest rate from the Guaranteed Interest Rate. The result could be negative.

     Step 3: Multiply the results of Step 1 and Step 2. Again, the result could be negative. If the result is less than -0.4, use the value -0.4. If the result is in between -0.4 and 0.4, use the actual value. If the result is more than 0.4, use the value 0.4.

     Step 4: Multiply the result of Step 3 (which is the Market-Value Factor) by the value of the Contract fund. The result is the Market-Value Adjustment.

     Step 5: The result of Step 4 is added to the Contract fund. If the Market-Value Adjustment is positive, the Contract fund will go up in value. If the Market-Value Adjustment is negative, the Contract fund will go down in value.

Depending upon when the withdrawal request is made, a withdrawal charge may apply.

EXAMPLE 1:

If the Contract owner asks for a total withdrawal, and it is not during the 1-month period following the Interest Rate Period, and

     1.   There are 30 months remaining in the existing Interest Rate Period,

     2.   The Guaranteed Interest Rate is 10% (0.10),

     3. The interest rate of 8% (0.08) would then be guaranteed by Pruco Life on a newly-issued contract of this type with an Interest Rate Period of 3 years (the 2 whole years remaining, plus 1 year), and

     4.   The value of the Contract fund is $20,000.

First, 30 would be divided by 12, resulting in 2.5. Second, 0.08 would be subtracted from 0.10, resulting in 0.02. Then, 2.5 would be multiplied by 0.02, resulting in 0.05 (the Market-Value Factor). Next, 0.05 would be multiplied by $20,000, resulting in a Market-Value Adjustment of $1,000. Finally, $1,000 would be added to $20,000, and the market-value adjusted Contract fund would become $21,000.

If, in this example, the Contract owner wished to receive only $9,000, the amount deducted from the Contract fund would be $9,000 divided by 1.05, which is $8,571.43, so that the Contract fund remaining under the Contract would be $20,000 minus $8,571.43, resulting in $11,428.57. The Contract owner would receive the requested $9,000.

EXAMPLE 2:

If the Contract owner asks for a total withdrawal, and it is not during the 1-month period following the Interest Rate Period, and

     1.   There are 30 months remaining in the existing Interest Rate Period,

     2.   The Guaranteed Interest Rate is 10% (0.10),

     3. The interest rate of 12% (0.12) would then be guaranteed by Pruco Life on a newly-issued contract of this type with an Interest Rate Period of 3 years (the 2 whole years remaining on the Contract, plus 1 year), and

     4.   The value of the Contract fund is $20,000.

First, 30 would be divided by 12, resulting in 2.5. Second, 0.12 would be subtracted from 0.10, resulting in -0.02. Then, 2.5 would be multiplied by -0.02, resulting in -0.05 (the Market-Value Factor). Next, -0.05 would be multiplied by $20,000, resulting in a Market-Value Adjustment of -$1,000. Finally, $1,000 would be added to $20,000, and the market-value adjusted Contract fund would become $19,000.

If, in this example, the Contract owner wished to receive only $9,000, the amount deducted from the Contract fund would be $9,000 divided by 0.95 (because the adjustment is downward), which is $9,473.68, so that the Contract fund remaining under the Contract would be $20,000 minus $9,473.68, resulting in $10,526.32. The Contract owner would receive the requested $9,000.

Stated as a formula, the Market-Value Factor is equal to:

(M/12) x (R-C), not to exceed +0.40 or be less than -0.40;

Where,

M = the number of whole months remaining in the Interest Rate Period.

R = the Contract's Guaranteed Interest Rate expressed as a decimal. Thus 6.2% is converted to 0.062.

C = the interest rate, expressed as a decimal, that Pruco Life would offer on newly issued Contracts like this one for a term equal to the number of whole years remaining in the present Interest Rate Period, plus 1 year as of the date the request for a withdrawal is received.

The Market-Value Adjustment is then equal to the Market-Value Factor multiplied by the Contract fund.

If these Contracts are no longer offered by Pruco Life, a rate equal to the most recent Moody's Corporate Bond Yield Average-Monthly Average Corporate, for that duration, as published by Moody's Investment Services, Inc. or any successor to that service will be used. If that average is no longer published, a substantially similar average, established by the insurance regulator where this Contract is delivered, will be used.


                  PRUCO LIFE INSURANCE COMPANY AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF FINANCIAL POSITION



                                                              DECEMBER 31,
                                                      1996                   1995
                                                   -----------            ------------
                                                                (000'S)
ASSETS
Fixed maturities
    Held to maturity                               $  405,731             $   437,727
    Available for sale                              2,236,817               2,144,854
Equity securities                                       3,748                   4,036
Mortgage loans                                         46,915                  64,464
Investment real estate                                      -                   4,059
Policy loans                                          639,782                 569,273
Other long term investments                             4,528                   4,159
Short term investments                                169,830                 228,016
                                                   -----------            ------------
    Total invested assets                           3,507,351               3,456,588
                                                   -----------            ------------
Cash                                                   73,766                  41,435
Deferred policy acquisition costs                     633,159                 566,976
Premiums due                                            9,084                   6,367
Accrued investment income                              62,110                  59,862
Receivable from affiliates                              1,901                   8,275
Federal income tax receivable                           7,191                   6,375
Reinsurance recoverable on unpaid losses               27,014                  27,914
Other assets                                           20,000                  12,578
Separate Account assets                             5,336,851               4,285,268
                                                   -----------            ------------
TOTAL ASSETS                                       $9,678,427              $8,471,638
                                                   ===========            ============

LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities
Future policy benefits and other policyholders'
   liabilities                                     $  557,351             $   501,200
Policyholders' account balances                     2,188,862               2,218,330
Deferred federal income tax payable                   148,960                 141,048
Payable to affiliate                                   51,729                  41,584
Other liabilities                                      55,090                  37,387
Separate Account liabilities                        5,277,454               4,263,896
                                                   -----------            ------------
Total Liabilities                                   8,279,446               7,203,445
                                                   -----------            ------------
Contingencies - Note 9
Stockholder's Equity
Common Stock, $10 par value;
        1,000,000 shares, authorized;
        250,000 shares, issued and outstanding at
        December 31, 1996 and 1995                      2,500                   2,500
Paid-in-capital                                       439,582                 439,582
Net unrealized investment gains (less deferred
   income tax)                                         12,402                  30,836
Retained earnings                                     944,497                 795,275
                                                   -----------            ------------
Total Stockholder's Equity                          1,398,981               1,268,193
                                                   -----------            ------------
TOTAL LIABILITIES AND
STOCKHOLDER'S EQUITY                               $9,678,427              $8,471,638
                                                   ===========            ============





               SEE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                  PRUCO LIFE INSURANCE COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS





                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                      1996       1995        1994
                                                   -----------------------------------
                                                                (000'S)
REVENUES
Premiums                                           $   51,525  $  42,089   $   22,689
Policy charges and fee income                         324,976    319,012      308,753
Net investment income                                 247,328    246,618      241,132
Realized investment gains (losses)                     10,835     13,200     (41,074)
Other income                                           20,818     26,986       13,259
                                                   -----------------------------------

Total Revenues                                        655,482    647,905      544,759
                                                   -----------------------------------

BENEFITS AND EXPENSES

Policyholders' benefits                               186,873    153,987      121,949
Interest credited to policyholders' account
   balances                                           118,246    126,926      113,711
Other operating costs and expenses                    122,006    134,790      179,173
                                                   -----------------------------------

Total Benefits and Expenses                           427,125    415,703      414,833
                                                   -----------------------------------

Income before income tax provision                    228,357    232,202      129,926
                                                   -----------------------------------

Income tax provision                                   79,135     79,558       48,031
                                                   -----------------------------------

NET INCOME                                         $  149,222  $ 152,644     $ 81,895
                                                   ===================================






                        SEE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                  PRUCO LIFE INSURANCE COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY



                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                       1996       1995        1994
                                                   -----------------------------------
                                                                (000'S)
Common Stock

Balance, beginning of year                         $    2,500   $   2,500   $   2,500
Issued during year                                          -           -           -
                                                   -----------------------------------

Balance, end of year                                    2,500       2,500       2,500
                                                   -----------------------------------

Paid in Capital

Balance, beginning of year                            439,582     439,582     439,582
Paid in during year                                         -           -           -
                                                   -----------------------------------

Balance, end of year                                  439,582     439,582     439,582
                                                   -----------------------------------

Net Unrealized Investment Gains (Losses)
   (Less Deferred Income Tax)

Balance, beginning of year                             30,836      (1,349)          -
Adoption of SFAS 115                                        -     (39,762)          -
Net change in unrealized investment
   gains (losses)                                     (18,434)     71,947      (1,349)
                                                   -----------------------------------

Balance, end of year                                   12,402      30,836      (1,349)
                                                   -----------------------------------

RETAINED EARNINGS

Balance, beginning of year                            795,275     642,631     560,736
Net income                                            149,222     152,644      81,895
                                                   -----------------------------------

Balance, end of year                                  944,497     795,275     642,631
                                                   -----------------------------------

TOTAL STOCKHOLDER'S EQUITY                         $1,398,981  $1,268,193  $1,083,364
                                                   ===================================






                        SEE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                  PRUCO LIFE INSURANCE COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     YEAR ENDED
                                                                                     DECEMBER 31,
                                                                          1996           1995            1994
                                                                    ------------------------------------------
                                                                                        (000'S)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                           $   149,222    $   152,644    $    81,895
Adjustments to reconcile net income to net cash from
     operating activities:
     Increase in future policy benefits and other policyholders'
         liabilities                                                      56,151         22,877         31,932
     General account policy fee income                                   (50,286)       (56,637)       (48,401)
     Interest credited to policyholders' account balances                118,246        126,926        113,711
     Net decrease (increase) in Separate Accounts                        (38,025)        (3,520)        (4,121)
     Net realized investment (gains) losses                              (10,835)       (13,200)        41,074
     Amortization and other non-cash items                                26,709         (8,106)         6,228
     Change in:
         Accrued investment income                                        (2,248)          (480)        (2,597)
         Premiums due                                                     (2,717)        (1,957)        (1,374)
         Receivable from affiliates                                        6,374           (758)          (637)
         Note receivable from affiliate                                     --             --           50,000
         Deferred policy acquisition costs                               (66,183)        31,318         34,124
         Federal income tax receivable                                      (816)        12,031        (28,908)
         Other assets                                                     (6,522)       (12,689)       (11,121)
         Payable to affiliate                                             10,145         11,327        (24,029)
         Deferred federal income tax payable                               7,912         30,779           --
         Other liabilities                                                17,703        (61,306)        (5,293)
                                                                     -----------------------------------------
Cash Flows From Operating Activities                                     214,830        229,249        232,483
                                                                     -----------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Proceeds from the sale/maturity of:
         Fixed maturities:
               Held to maturity                                          138,127        144,898      2,710,423
               Available for sale                                      3,886,254      1,886,687           --
         Equity securities                                                 7,527          5,557          1,910
         Mortgage loans                                                   19,226          7,395         10,821
         Other long term investments                                         288          1,559            607
         Investment real estate                                            4,488          2,926          8,677
     Payments for the purchase of:
         Fixed maturities:
               Held to maturity                                         (114,494)      (135,092)    (2,561,082)
               Available for sale                                     (4,008,810)    (1,741,139)          --
         Equity securities                                                (4,697)        (4,279)        (2,436)
         Mortgage loans                                                     --             --          (35,276)
         Other long term investments                                        (657)        (1,674)        (1,584)
     Policy loans                                                        (70,509)       (75,411)       (73,591)
     Net proceeds (payments) of short term investments                    58,186        (36,482)         9,845
                                                                     -----------------------------------------
Cash Flows From Investing Activities                                     (85,071)        54,945         68,314
                                                                     -----------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Policyholders' account balances:
          Deposits                                                       536,370         95,039        114,105
          Withdrawals (net of transfers to/from separate accounts)      (633,798)      (365,578)      (387,793)
                                                                     -----------------------------------------
Cash Flows From Financing Activities                                     (97,428)      (270,539)      (273,688)
                                                                     -----------------------------------------
     Net increase in Cash                                                 32,331         13,655         27,109
     Cash, beginning of year                                              41,435         27,780            671
                                                                     -----------------------------------------
CASH, END OF YEAR                                                    $    73,766    $    41,435    $    27,780
                                                                     =========================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
      Income taxes paid                                              $    61,760    $    53,107    $    56,089
                                                                     =========================================



               SEE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
                  PRUCO LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        DECEMBER 31, 1996, 1995, AND 1994

    1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRINCIPLES

    A.  Principles of Consolidation

    The accompanying consolidated financial statements include the accounts of Pruco Life Insurance Company (Pruco Life), a stock life insurance company, and its subsidiaries (collectively, the Company). Pruco Life is a wholly-owned subsidiary of The Prudential Insurance Company of America (Prudential), a mutual life insurance company. The Company markets individual life insurance and deferred annuities primarily through Prudential's sales force in the United States, and in Taiwan. All significant intercompany balances and transactions have been eliminated in consolidation.

    B.  Basis of Presentation

    The Financial Accounting Standards Board (FASB) issued Interpretation No. 40 "Applicability of Generally Accepted Accounting Principles to Mutual Life Insurance and Other Enterprises", as amended by Statement of Financial Accounting Standards (SFAS) No. 120 "Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts", effective for fiscal years beginning after December 15, 1995. Financial statements of mutual life insurance companies, and their wholly owned stock life insurance subsidiaries, for periods beginning after December 15, 1995 which are prepared on the basis of statutory accounting practices will no longer be characterized as in conformity with generally accepted accounting principles (GAAP). As a result, the Company has prepared its 1996 consolidated financial statements in accordance with all applicable GAAP pronouncements. The 1995 and 1994 consolidated financial statements, which were previously prepared on the statutory basis of accounting, have been restated in accordance with GAAP. The cumulative effect of adopting GAAP as of January 1, 1994 was an increase in retained earnings of $378.3 million. See Note 7 for a reconciliation of the Company's surplus and net income determined in accordance with statutory accounting practices with equity and net income determined on a GAAP basis.

    On January 1, 1995, the Company adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," which expanded the use of fair value accounting for those securities that a company does not have positive intent and ability to hold to maturity. Implementation of this statement decreased stockholder's equity by $39.8 million net of deferred income tax benefit of $21.4 million. In 1994 prior to the adoption of SFAS 115, all fixed maturities were carried at amortized cost.

    C.  Investments

    Fixed Maturities - Securities held to maturity are those that the Company has the positive intent and ability to hold to maturity and are principally reported at amortized cost. Amortized cost is adjusted to estimated fair value for impairments which are deemed to be other than temporary.

    Where the Company may not have the positive intent to hold fixed maturities until maturity, the securities are classified as "Available for Sale." These securities are reported at market value based principally on their quoted market prices. The associated unrealized gains and losses, net of income taxes and deferred policy acquisition costs, are included as a component of equity or if deemed to be other than temporary, are included as a realized loss.

    Equity Securities consist primarily of common and preferred stocks. Marketable equity securities are reported at market value based principally on their quoted market prices. Cost basis of the equity securities is $3.9 million and $5.3 million as of December 31, 1996 and 1995, respectively. The associated unrealized gains and losses are included as a component of equity.

    Mortgage Loans and Policy Loans are stated primarily at unpaid principal balances, net of unamortized discounts. Interest income is recognized as net investment income earned.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
                  PRUCO LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        DECEMBER 31, 1996, 1995, AND 1994


    Investment Real Estate acquired through foreclosure during 1994 was sold in 1996 for $4.5 million.

    Other Long Term Investments, which consist of limited partnerships, are valued at the aggregate net equity in the partnerships. Certain investments in this category were non-income producing at December 31, 1995. These investments were $.3 million at December 31, 1995. There were no non-income producing investments at December 31, 1996 and 1994.

    Partnership and joint venture interests in which the Company does not have control and a majority economic interest are reported on the equity basis of accounting. Non real estate related interests of $4.5 million and $4.1 million are included in other long term investments, at December 31, 1996 and 1995, respectively. The Company's share of net income from such entities was $1.4 million, $.3 million, and $1.9 million for the years ended December 31, 1996, 1995, and 1994, respectively, and is reported in net investment income.

    Realized investment gains and losses are reported based on specific identification of the investments sold.

    Short-term investments are fixed maturities that mature within one year, and are reported at estimated fair value.

    D.  Revenue Recognition and Related Expenses

    Universal life contracts are long duration life insurance contracts that involve significant mortality and morbidity risk with both fixed and guaranteed terms. Investment contracts are long duration contracts that do not subject the insurance enterprise to risks arising from policyholder mortality or morbidity. Amounts received as payments for these contracts are reported as deposits to policyholders' account balances. Revenues from these contracts consist primarily of amounts assessed during the period against policyholders' account balances for mortality charges, policy administration fees and surrender charges. Policy benefits and claims that are charged to expenses include benefit claims incurred in the period in excess of related policyholders' account balances.

    Premiums, policy benefits and claims from traditional life and annuity policies, generally are recognized in operations when due.

    E.  Deferred Policy Acquisition Costs

    Acquisition costs consist of commissions and other costs which vary with and are primarily related to the production or acquisition of new business. Acquisition costs related to universal life products and investment-type contracts are deferred and amortized in proportion to total estimated gross profits arising principally from investment results, mortality, expense margins and surrender charges based on historical and anticipated future experience. Amortization of deferred policy acquisition costs was $9.3 million, $54.4 million, and $76.0 million for the years ended December 31, 1996, 1995, and 1994, respectively. Deferred policy acquisition costs are analyzed to determine if they are recoverable from future income, including investment income. If such costs are determined to be unrecoverable, they are expensed at the time of determination. The effect on the deferred policy acquisition asset that would result from realization of unrealized investment gains (losses) is recognized with an offset to unrealized investment gains (losses) in consolidated stockholder's equity.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
                  PRUCO LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        DECEMBER 31, 1996, 1995, AND 1994


    F.   Future Policy Benefits and Policyholders' Account Balances

    Benefit reserve liabilities for payout annuities such as matured deferred annuities and supplementary contracts represent the present values of estimated future benefits payments and related expenses. Present values for these contracts are computed using interest rates ranging from 6.5% to 11%. The mortality assumption for these contracts is the 83 IAM tables. Reserves for supplementary benefits are stated at interest rates that vary from 4% to 6.5% using mortality and morbidity assumptions either from company experience or various actuarial tables.

    When liabilities for future policy benefits plus the present value of expected future gross deposits are insufficient to provide expected future policy benefits and expenses, unrecoverable deferred policy acquisition costs are written off and thereafter, if required, a premium deficiency reserve is established as a charge to income.

    Policyholders' account balances for universal life and investment-type contracts are equal to the policy account values. The policy account values represent an accumulation of gross deposits plus interest credited less expense and mortality charges and withdrawals.

    Interest crediting rates on life insurance products range from 3.35% to 7%.


    G.  Separate Accounts

    Separate Accounts represent funds for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the policyholders, with the exception of the Pruco Life Modified Guaranteed Annuity Account. The Pruco Life Modified Guaranteed Annuity Account is a non-unitized separate account, which funds the Modified Guaranteed Annuity Contract and the Market Value Adjustment Annuity Contract. Owners of the Pruco Life Modified Guaranteed Annuity and the Market Value Adjustment Annuity Contracts do not participate in the investment gain or loss from assets relating to such accounts. Such gain or loss is borne, in total, by the Company.

    All Separate Account assets are carried at market value. Deposits to all Separate Accounts are reported as increases in Separate Account liabilities, which equal the Separate Account policy account fund values. Charges assessed against Policyholders' account balances for mortality, policy administration and surrender charges are included in policy charges and fee income. Mortality and expense risk charges are applied against the Policyholders' account balance. The Separate Account assets are legally segregated and are not subject to claims that arise out of any other business of the Company.

    H.  Estimates

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
                  PRUCO LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        DECEMBER 31, 1996, 1995, AND 1994



2.  FIXED MATURITIES

Gross unrealized gains and losses for securities classified as Held to Maturity and Available for Sale, by major security type, are as follows:

                                                DECEMBER 31, 1996
---------------------------------------------------------------------------------------------------
                                                        Gross           Gross
                                       Amortized      Unrealized      Unrealized            Fair
(000's)                                  Cost           Gains           Losses             Value
---------------------------------------------------------------------------------------------------
Held to Maturity
U.S. Treasury securities and
obligations of U.S. government
corporations and agencies                $       -       $       -       $       -       $       -

Foreign government bonds                         -               -               -               -

Corporate securities                       405,731          10,947             576         416,102

Mortgage-backed securities                       -               -               -               -

Other fixed maturities                           -               -               -               -

---------------------------------------------------------------------------------------------------
Total                                    $ 405,731       $  10,947       $     576       $ 416,102
---------------------------------------------------------------------------------------------------





                                                DECEMBER 31, 1996
---------------------------------------------------------------------------------------------------
                                                        Gross           Gross
                                       Amortized      Unrealized      Unrealized            Fair
(000's)                                  Cost           Gains           Losses             Value
---------------------------------------------------------------------------------------------------
Available For Sale
U.S. Treasury securities and
obligations of U.S. government
corporations and agencies              $    32,055       $      30        $    174    $     31,911

Foreign government bonds                    90,447             857             205          91,099

Corporate securities                     2,087,250          30,365           4,206       2,113,409

Mortgage-backed securities                     398               -               -             398

Other fixed maturities                           -               -               -               -

---------------------------------------------------------------------------------------------------
Total                                  $ 2,210,150       $  31,252        $  4,585    $  2,236,817
---------------------------------------------------------------------------------------------------


                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
                  PRUCO LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        DECEMBER 31, 1996, 1995, AND 1994




                                                DECEMBER 31, 1995
---------------------------------------------------------------------------------------------------
                                                        Gross           Gross
                                       Amortized      Unrealized      Unrealized            Fair
(000's)                                  Cost           Gains           Losses             Value
---------------------------------------------------------------------------------------------------
Held to Maturity
U.S. Treasury securities and
obligations of U.S. government
corporations and agencies              $         -     $         -     $         -      $        -

Foreign government bonds                         -               -               -               -

Corporate securities                       437,727          18,629           1,805         454,551

Mortgage-backed securities                       -               -               -               -

Other fixed maturities                           -               -               -               -

---------------------------------------------------------------------------------------------------
Total                                  $   437,727     $    18,629     $     1,805      $  454,551
---------------------------------------------------------------------------------------------------





                                                DECEMBER 31, 1995
---------------------------------------------------------------------------------------------------
                                                        Gross           Gross
                                       Amortized      Unrealized      Unrealized            Fair
(000's)                                  Cost           Gains           Losses             Value
---------------------------------------------------------------------------------------------------
Available For Sale
U.S. Treasury securities and
obligations of U.S. government
corporations and agencies             $    324,854     $     6,830     $        61    $    331,623

Foreign government bonds                    73,042           3,055               -          76,097

Corporate securities                     1,507,248          54,545           2,168       1,559,625

Mortgage-backed securities                 169,190           8,717             398         177,509

Other fixed maturities                           -               -               -               -

---------------------------------------------------------------------------------------------------
Total                                 $  2,074,334     $    73,147     $     2,627    $  2,144,854
---------------------------------------------------------------------------------------------------


                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
                  PRUCO LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        DECEMBER 31, 1996, 1995, AND 1994



The amortized cost and estimated fair value of fixed maturities at December 31, 1996, categorized by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may prepay obligations with or without call or prepayment penalties.



                                DECEMBER 31, 1996
------------------------------------------------------------------------------
                                                                     Estimated
                                                        Amortized       Fair
(000's)                                                    Cost        Value
------------------------------------------------------------------------------
Held to Maturity

Due in one year or less                                $   28,653   $   28,762

Due after one year through five years                     156,013      158,183

Due after five years through ten years                    194,765      202,766

Due after ten years                                        26,300       26,391

Mortgage-backed securities                                   --           --
------------------------------------------------------------------------------

Total                                                  $  405,731   $  416,102
------------------------------------------------------------------------------




                                DECEMBER 31, 1996
------------------------------------------------------------------------------
                                                                     Estimated
                                                        Amortized       Fair
(000's)                                                    Cost        Value
------------------------------------------------------------------------------
Available For Sale

Due in one year or less                                $  130,400   $  131,301

Due after one year through five years                   1,561,854    1,578,979

Due after five years through ten years                    398,090      404,920

Due after ten years                                       119,408      121,219

Mortgage-backed securities                                    398          398
------------------------------------------------------------------------------

Total                                                  $2,210,150   $2,236,817
------------------------------------------------------------------------------


Proceeds from the sale of fixed maturities during 1996, 1995, and 1994 were $3.8 billion, $1.8 billion, and $2.6 billion, respectively. Gross gains of $28.7 million, $28.8 million, and $16.8 million and gross losses of $19.7 million, $17.5 million, and $49.8 million were realized on those sales during 1996, 1995, and 1994, respectively.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
                  PRUCO LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        DECEMBER 31, 1996, 1995, AND 1994

3.  Net Investment Income                                         YEAR ENDED
                                                                  DECEMBER 31,
                                                        1996         1995         1994
                                             -------------------------------------------
                                                                    (000'S)
Net investment income consists of:
  Gross investment income
       Fixed maturities
            Held to maturity                         $  33,419    $  33,458    $ 196,909
            Available for sale                         152,445      160,740         --
       Equity securities                                    44          104           14
       Mortgage loans                                    5,669        7,757        4,041
       Investment real estate                              613          647        2,146
       Policy loans                                     33,449       29,775       25,692
       Short term investments                           16,780       15,092       12,676
       Other                                             9,438        3,949        5,075
                                             -------------------------------------------
                                                       251,857      251,522      246,553
  Investment expenses                                   (4,529)      (4,904)      (5,421)
                                             ===========================================
  Net investment income                              $ 247,328    $ 246,618    $ 241,132
                                             ===========================================


4.  Investment Gains (Losses)
                                                                  YEAR ENDED
                                                                  DECEMBER 31,
                                                        1996         1995         1994
                                             -------------------------------------------
                                                                    (000'S)
Realized investment gains (losses)
       Fixed maturities - Available for sale         $   9,036    $  11,359    $ (38,180)
       Equity securities                                   781        2,020          503
       Mortgage loans                                    1,677          (90)      (4,581)
       Investment real estate                              487          (99)       1,184
       Other                                            (1,146)          10         --
                                             -------------------------------------------

Realized investment gains (losses)                   $  10,835    $  13,200    $ (41,074)
                                             ===========================================


                                                                  YEAR ENDED
                                                                  DECEMBER 31,
                                                          1996         1995         1994
                                             -------------------------------------------
                                                                    (000'S)
Net unrealized investment gains
    (losses), beginning of period                    $  30,836    $  (1,349)   $    --

Net unrealized investment gains (losses)
    Fixed maturities - Available for sale              (43,853)     131,712         --
    Equity securities                                    1,403          827       (2,108)
                                             -------------------------------------------
                                                       (42,450)     132,539       (2,108)

Deferred income tax benefit (provision)                 15,398      (47,714)         759
Deferred policy acquisition costs
    (net of deferred income taxes)                       8,618      (12,878)        --
                                             -------------------------------------------
Net change in unrealized
    investment gains (losses)                          (18,434)      71,947       (1,349)

Adoption of SFAS 115                                      --        (39,762)        --

                                             -------------------------------------------
Net unrealized investment gains
    (losses), end of period                          $  12,402    $  30,836       (1,349)
                                             ===========================================

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
                  PRUCO LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        DECEMBER 31, 1996, 1995, AND 1994


5.  Fair Value Information

The fair value amounts have been determined by the Company using available information and reasonable valuation methodologies. Considerable judgment is applied, as necessary, in interpreting data to develop the estimates of fair value. Accordingly, the estimates presented may not be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair values.

The following methods and assumptions were used in calculating the fair values.

Fixed Maturities - Fair values for fixed maturities, other than private placement securities, are based on quoted market prices or estimates from independent pricing services. Fair values for private placement securities are estimated using a discounted cash flow model which considers the current market spreads between the U.S. Treasury yield curve and corporate bond yield curve adjusted for the type of issue, its current quality and its remaining average life.

Equity Securities - Fair value is based on quoted market prices.

Mortgage Loans - The fair value of the mortgage loan portfolio is primarily based upon the present value of the scheduled cash flows discounted at the appropriate U.S. Treasury rate, adjusted for the current market spread for a similar quality mortgage.

Policy Loans - The estimated fair value is calculated using a discounted cash flow model based upon current U.S. Treasury rates and historical loan repayments.

Policyholders' Account Balances - Fair values for policyholders' account balances are equal to the policy account values.

Short-term Investments - Fair values for short-term investments are based on quoted market prices or estimates from independent pricing services.

The following table discloses the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1996 and 1995:

                                                           1996                                1995
                                            CARRYING VALUE      FAIR VALUE        CARRYING VALUE      FAIR VALUE
                                            --------------      ----------        --------------      ----------
                                                                         (000'S)
Financial Assets:
     Fixed maturities:
          Held to maturity                 $     405,731   $     416,102         $     437,727   $     454,551
          Available for sale                   2,236,817       2,236,817             2,144,854       2,144,854
     Mortgage loans                               46,915          46,692                64,464          63,635
     Policy loans                                639,782         623,218               569,273         577,975
     Equity securities                             3,748           3,748                 4,036           4,036
     Short-term investments                      169,830         169,830               228,016         228,016

Financial Liabilities:
     Policyholders'
        account balances                   $   2,188,862   $   2,188,862         $   2,218,330   $   2,218,330

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
                  PRUCO LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        DECEMBER 31, 1996, 1995, AND 1994


6.  Income Taxes

The Company is a member of a group of affiliated companies which join in filing a consolidated federal income tax return in addition to separate company state and local tax returns. The Internal Revenue Code limits the amount of nonlife insurance losses that may offset life insurance company taxable income. Companies operating outside the United States are taxed under applicable foreign statutes.

Pursuant to the tax allocation arrangement, total federal income tax expense is determined on a separate company basis. Members with losses record tax benefits to the extent such losses are recognized in the consolidated federal tax provision. The Company has a net receivable from Prudential of $7.2 million and $6.4 million as of December 31, 1996 and 1995, respectively.

Deferred income taxes are generally recognized when assets and liabilities have different values for financial statement and tax reporting purposes.


The components of income taxes are as follows:

                                                     YEAR ENDED
                                                    DECEMBER 31,
                                             1996       1995       1994
                                    -------------------------------------
                                                       (000'S)
Current income tax provision:
   Federal income tax                      $ 59,489   $ 65,131   $ 59,641
   State and local income tax                   703      1,876      3,036
   Foreign income tax                             4          7          7
                                    -------------------------------------
   Total current income tax                  60,196     67,014     62,684
Deferred income tax provision
     (benefit):
   Federal income tax                        18,413     12,196    (14,246)
   State and local income tax                   526        348       (407)
                                    -------------------------------------
   Total deferred income tax                 18,939     12,544    (14,653)
                                    -------------------------------------
Total income tax provision                 $ 79,135   $ 79,558   $ 48,031
                                    =====================================



The income tax provision is different from the amount computed using the expected federal income tax rate of 35% for the following reasons:

                                                      YEAR ENDED
                                                     DECEMBER 31,
                                              1996       1995       1994
                                      -------------------------------------
                                                        (000'S)

Expected federal income tax expense        $ 79,926    $ 81,271    $ 45,474
State income taxes                            1,229       2,224       2,629
Other                                        (2,020)     (3,937)        (72)
                                      =====================================
Total income tax provision                 $ 79,135    $ 79,558    $ 48,031
                                      =====================================

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
                  PRUCO LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        DECEMBER 31, 1996, 1995, AND 1994



The components of net deferred income taxes payable are as follows:

                                                    YEAR ENDED
                                                   DECEMBER 31,
                                              1996              1995
                                        ------------------------------
                                                      (000'S)
Deferred Income Tax Assets
Insurance liabilities                      $  38,532         $  40,732
Other                                           --                --
                                        ------------------------------
Total deferred income tax assets           $  38,532         $  40,732
                                        ==============================

Deferred Income Tax Liabilities
Deferred acquisition costs                 $ 173,785         $ 153,526
Net investment gains                          12,502            28,157
Other                                          1,205                97
                                        ------------------------------
Total deferred income tax liabilities        187,492           181,780
                                        ------------------------------
Deferred federal income tax payable        $ 148,960         $ 141,048
                                        ==============================



The Internal Revenue Service (the "Service") has completed examinations of the consolidated federal income tax returns through 1989. The Service is examining the years 1990 through 1992. Discussions are being held with the Service with respect to proposed adjustments. However, management believes there are adequate defenses against, or sufficient reserves to provide for, such adjustments.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
                  PRUCO LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        DECEMBER 31, 1996, 1995, AND 1994


    7.  Stockholder's Equity Reconciliation

    The reconciliation of statutory net income to GAAP net income, and statutory surplus to GAAP equity as of December 31, 1996, 1995, and 1994 are as follows:

                                                   1996               1995               1994
                                        ---------------------------------------------------------
                                                                 (000'S)
Statutory net income                           $    73,847        $   157,751        $    52,955
     Deferred acquisition costs                     48,862             (6,103)           (34,124)
     Deferred premium                                1,295               (743)             1,122
     Insurance liabilities                          10,211             22,890             31,780
     Income taxes                                   (7,780)           (27,669)            42,755
     Interest maintenance reserve                      365              5,480            (24,704)
     Separate accounts and other                    22,422              1,038             12,111
                                        ---------------------------------------------------------
GAAP net income                                $   149,222        $   152,644        $    81,895
                                        =========================================================


Statutory surplus                              $   901,645        $   829,022        $   676,087
     Investment valuation                           26,678             70,776                  -
     Deferred acquisition costs                    633,159            566,976            598,294
     Deferred premium                              (11,859)           (13,154)           (12,412)
     Insurance liabilities                        (124,781)          (153,995)           (71,076)
     Income taxes                                 (124,823)          (128,070)           (82,167)
     Asset valuation reserve and interest
           maintenance reserve                      68,733             64,551             23,690
     Other                                          30,229             32,087            (49,052)
                                        ---------------------------------------------------------
GAAP stockholder's equity                      $ 1,398,981        $ 1,268,193        $ 1,083,364
                                        =========================================================



    The New York State Insurance Department ("Department") recognizes only statutory accounting for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining whether its financial condition warrants the payment of a dividend to its stockholders. No consideration is given by the Department to financial statements prepared in accordance with generally accepted accounting principles in making such determinations.

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
                  PRUCO LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        DECEMBER 31, 1996, 1995, AND 1994


    8.  Related Party Transactions

    A.  Service Agreements

    The Company, Prudential, and Pruco Securities Corporation, an indirect wholly-owned subsidiary of Prudential, operate under service and lease agreements whereby services of officers and employees, supplies, use of equipment and office space are provided. The net cost of these services allocated to the Company were $102 million, $98 million and $78 million for the years ended December 31, 1996, 1995, and 1994, respectively.

    B.  Pension Plans

    The Company is a wholly-owned subsidiary of Prudential which sponsors several defined benefit pension plans that cover substantially all of its employees. Benefits are generally based on career average earnings and credited length of service. Prudential's funding policy is to contribute annually the amount necessary to satisfy the Internal Revenue Service contribution guidelines.

    No pension expense for contributions to the plan was allocated to the Company in 1996, 1995, or 1994 because the plan was subject to the full funding limitation under the Internal Revenue Code.

    C.  Postretirement Life and Health Benefits

    Prudential also sponsors certain life insurance and health care benefits for its retired employees. Substantially all employees may become eligible to receive a benefit if they retire after age 55 with at least 10 years of service. Prudential elected to amortize its obligation over twenty years. A provision for contributions to the postretirement fund is included in the net cost of services allocated to the Company discussed above for the years ended December 31, 1996, 1995, and 1994.

    D.  Reinsurance

    The Company currently has three reinsurance agreements in place with Prudential (the reinsurer). Specifically: reinsurance Group Annuity Contract, whereby the reinsurer, in consideration for a single premium payment by the Company, provides reinsurance equal to 100% of all payments due under the contract, and two yearly renewable term agreements in which the Company may offer and the reinsurer may accept reinsurance on any life in excess of the Company's maximum limit of retention. The Company is not relieved of its primary obligation to the policyholder as a result of these reinsurance transactions. These agreements had no material effect on net income for the years ended December 31, 1996, 1995, and 1994.

    9.  Contingencies

    Several actions have been brought against the Company on behalf of those persons who purchased life insurance policies based on complaints about sales practices engaged in by Prudential, the Company and agents appointed by Prudential and the Company. Prudential has agreed to indemnify the Company for any and all losses resulting from such litigation.

    10.  Dividends

    The Company is subject to Arizona law which limits the amount of dividends that insurance companies can pay to stockholders. The maximum dividend which may be paid in any twelve month period without notification or approval is limited to the lesser of 10% of surplus as of December 31 of the preceding year or the net gain from operations of the preceding calendar year. Cash dividends may only be paid out of surplus derived from realized net profits. Based on these limitations and the Company's surplus position at December 31, 1996, the Company would be permitted a maximum of $48 million in dividend distribution in 1997, all of which could be paid in cash, without approval from The State of Arizona Department of Insurance.

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of
Pruco Life Insurance Company


In our opinion, the accompanying consolidated statement of financial position and the related consolidated statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Pruco Life Insurance Company and its subsidiaries at December 31, 1996, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


/s/ PRICE WATERHOUSE LLP
--------------------------
PRICE WATERHOUSE LLP
New York, New York
March 21, 1997

INDEPENDENT AUDITORS' REPORT


To The Board of Directors of
Pruco Life Insurance Company
Newark, New Jersey


We have audited the accompanying consolidated statement of financial position of Pruco Life Insurance Company and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, stockholder's equity and cash flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying financial statements presents fairly, in all material respects, the consolidated financial position of Pruco Life Insurance Company and subsidiaries as of December 31, 1995, and the consolidated results of operations and cash flows for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company has retroactively adopted all applicable generally accepted accounting principles relating to stock life insurance subsidiaries of mutual life insurance companies and has changed, as of January 1, 1995, the method of accounting for fixed maturity investments.


/s/ DELOITTE & TOUCHE LLP
Parsippany, N.J.
December 19, 1996

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                            FUTURE VALUE ANNUITY sm

                              INDIVIDUAL DEFERRED
                                ANNUITY CONTRACTS

----------------------------------------====================================----

A Subsidiary of                                                 BULK RATE
                                                              U.S. Postage
                                                                  PAID
[LOGO]                                                      Jersey City, N.J.
                                                              Permit No. 60

PRUCO LIFE INSURANCE COMPANY
213 Washington Street
Newark, New Jersey 07102-2992
Telephone: (800) 445-4571

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Not applicable.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Prudential Directors' and Officers' Liability and Corporation Reimbursement Insurance program, purchased by Prudential from Aetna Casualty & Surety Company, CNA Insurance Companies, LLoyds of London, Great American Insurance Company, Reliance Insurance Company, Corporate Officers & Directors Assurance Ltd., A.C.E. Insurance Company, Ltd., XL Insurance Company, Ltd., and Zurich-American Insurance Company, provides reimbursement for "Loss" (as defined in the policies) which the Company pays as indemnification to its directors or officers resulting from any claim or claims by reason of actual or alleged act, error, misstatement, misleading statement, omission, or breach of duty by persons in the discharge of their duties solely in their capacities as directors or officers of Prudential, any of its subsidiaries, or certain investment companies affiliated with Prudential. Coverage is also provided to the individual directors or officers for such Loss, for which they shall not be indemnified. Loss essentially is the legal liability on claims against a director or officer, including adjudicated damages, settlements and reasonable and necessary legal fees and expenses incurred in defense of adjudicatory proceedings and appeals therefrom. Loss does not include punitive or exemplary damages or the multiplied portion of any multiplied damage award, criminal or civil fines or penalties imposed by law, taxes or wages, or matters which are uninsurable under the law pursuant to which the policies are construed.

     There are a number of exclusions from coverage. Among the matters excluded are Losses arising as the result of (1) claims brought about or contributed to by the criminal, dishonest or fraudulent acts or omissions or the willful violation of any law by directors or officers, (2) claims based on or attributable to directors or officers gaining personal profit or advantage to which they were not legally entitled, and (3) claims arising from actual or alleged performance of, or failure to perform, services as, or in any capacity similar to, and investment adviser, investment banker, underwriter, broker or dealer, as those terms are defined in the Securities Act or 1933, the Securities Exchange Act of 1934, the Investment Advisers Act or 1940, the Investment Company Act of 1940, any rules or regulations thereunder, or any similar federal, state or local statute, rule or regulation.

     The limit or coverage under the Program for both individual and corporate reimbursement coverage is $150,000,000. The retention for corporate reimbursement coverage is $10,000,000 per loss.

     The relevant provisions of New Jersey law permitting or requiring indemnification, New Jersey being the state of organization of Prudential, can be found in Section 14A:3-5 of the New Jersey Statutes Annotated. The relevant provisions of Arizona law, Arizona being the state of organization of Pruco Life, can be found in Section 10-005 of the Arizona Statutes Annotated. The text of the Prudential's by-law 26 which relates to indemnification of officers and directors, is incorporated by reference to Exhibit 1.A.(6)(b) of Post-Effective Amendment No. 1 to Form S-6, Registration No. 33-61079, filed April 25, 1996, on behalf of The Prudential Variable Appreciable Account. The text of Pruco Life's by-laws, Article VIII, which relates to indemnification of officers and directors, is incorporated by reference to Exhibit (3)(b) to this Registration Statement.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Not Applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (a) Exhibits

     (1) Distribution Agreement between Pruco Securities Corporation (Underwriter) and Pruco Life Insurance Company (Registrant), dated October 15, 1990. (Note 3)

     (3) (a) Articles of Incorporation of Pruco Life Insurance Company, as amended October 19, 1993. (Note 2)

          (b) By-laws of Pruco Life Insurance Company, as amended June 18, 1996. (Note 11)

          (c) Resolution of the Board of Directors of Pruco Life Insurance Company establishing the Pruco Life Modified Guaranteed Annuity Account. (Note 3)

     (5) Opinion and Consent of Clifford E. Kirsch, Esq. as to the legality of the securities being registered. (Note 1)

    (10)  Modified Guaranteed Annuity Contract. (Note 3)

    (22)  Subsidiary Organizational Chart. (Note 4)

    (23) (a) Written consent of Price Waterhouse LLP. independent accountants. (Note 1)

          (b) Written consent of Deloitte & Touche LLP, independent auditors. (Note 1)

    (25)  Powers of Attorney.

          (a) William M. Bethke, Ira J, Kleinman, Mendel A. Melzer, Esther H. Milnes, I. Edward Price and William Yelverton (Note 5)

          (b)  Linda S. Dougherty (Note 11)

          (c)  Kiyofumi Sakaguchi (Note 7)

    (27)  Financial Data Schedule. (Note 1)

    (28) (a) Enhanced Death Benefit Endorsement PLI 387-91 to the Future Value Annuity Contract (Note 4)

          (b) Renewal Endorsement PLI 427-92 to the Future Value Annuity Contact. (Note 8)

          (c) Waiver of Withdrawal Charges rider PLI 400-92 to the Future Value Annuity Contract (at issue). (Note 8)

          (d) Waiver of Withdrawal Charges rider PLI 401-92 to the Future Value Annuity Contract (after issue). (Note 8)

          (e)  Spousal Continuance Rider PLI 436-93 (Note 9)

          (f)  Endorsement altering the Assignment provision. (Note 10)

     (b)  Financial Statement Schedules
          Pruco Life Insurance Company and Subsidiaries:
          Schedule IV--Schedule of Reinsurance. (Note 1)

----------

(Note 1) Filed herewith

(Note 2) Incorporated by reference to Form S-6, Registration No. 333-07451, filed July 19, 1995, on behalf of the Pruco Life Flexible Premium Variable Annuity Account.

(Note 3) Incorporated by reference to Registrant's Form S-1 Registration
         Statement filed November 2, 1990.

(Note 4) Incorporated by reference to Registrant's Form S-1 Registration
         Statement, filed April 9, 1992.

(Note 5) Incorporated by reference to Form 10-K, Registration No. 33-08698, filed March 31, 1997 on behalf of the Pruco Life Variable Contract Real Property Account.

(Note 6) Incorporated by reference to Form S-6, Registration No. 333-07451, filed July 2, 1996, on behalf of the Pruco Life Variable Appreciable Account.

(Note 7) Incorporated by reference to Post-Effective Amendment No. 8 to Form S-6, Registration No. 33-49994, filed on or about April 25, 1997, on behalf of the Pruco Life PRUvider Variable Appreciable Account.

(Note 8) Incorporated by reference to Post-Effective Amendment No. 3 to this Registration Statement, filed April 15, 1993.

(Note 9) Incorporated by reference to Post-Effective Amendment No. 4 to this Registration Statement filed April 7, 1994.

(Note 10) Incorporated by reference to Post-Effective Amendment No. 5 to this
          Registration Statement filed April 7, 1995.

(Note 11) Incorporated by reference to Post-Effective Amendment No. 3 to Form
          S-1, Registration No. 33-86780, filed April 9, 1997 on behalf of the Pruco Life Variable Contract Real Property Account.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1993, the Registrant has duly caused this Post-Effective Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on the 25th day of April, 1997.

                                      PRUCO LIFE INSURANCE COMPANY
                                      (Registrant)

                                      *By: /s/ ESTHER H. MILNES
                                           -----------------------------
                                               Esther H. Milnes
                                               President

     Pursuant to the requirements of the Securities Act of 1993, this Post-Effective Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities and the date indicated.

       SIGNATURE AND TITLE
       -------------------

/s/ *                                                    April 25, 1997
---------------------------------------------
     Esther H. Milnes
     President And Director


/S/ *
---------------------------------------------
     Linda S. Dougherty
     Vice President, Chief Accounting Officer
     And Comptroller


/S/ *                                              *By: /S/ CLIFFORD E. KIRSCH
---------------------------------------------           ----------------------
     William M. Bethke                                      Clifford E. Kirsch
     Director                                               (Attorney-in-fact)


/S/ *
---------------------------------------------
     Mendel A. Melzer
     Director


/S/ *
---------------------------------------------
     Ira J. Kleinman
     Director


/S/ *
---------------------------------------------
     I. Edward Price
     Director


/S/ *
---------------------------------------------
     William F. Yelverton
     Director


/S/ *
---------------------------------------------
     Kiyofumi Sakaguchi
     Director

                                  EXHIBIT INDEX

(a)(5) Opinion and Consent of Clifford E. Kirsch, Esq. as to the legality of the securities being registered.

(a)(23)(a) Written consent of Deloitte & Touche LLP, independent auditors

       (b) Written consent of Price Waterhouse LLP, independent accountants

(a)(27)    Financial Data Schedules

(B)        FINANCIAL STATEMENT SCHEDULES:

           Pruco Life Insurance Company and Subsidiaries:
           Schedule IV - Schedule of Reinsurance.